UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
________________________________________________________________
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Surgery Partners, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 20, 2023

TO OUR STOCKHOLDERS:

You are cordially invited to attend the 2023 annual meeting of stockholders of Surgery Partners, Inc., to be held on June 1, 2023, at 8:00 a.m. (Central Daylight Time), at 511 Union Street, Suite 2700, Nashville, Tennessee 37219.

In accordance with rules adopted by the Securities and Exchange Commission, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of the Proxy Statement, the proxy card and our Annual Report to Stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how stockholders can access the proxy materials over the internet as well as request a paper or email copy if desired.

It is important that your shares be represented at the annual meeting. Whether or not you plan to attend the annual meeting, we would greatly appreciate your efforts to vote your shares as soon as possible by following the instructions located in the Notice of Internet Availability of Proxy Materials or in our proxy statement. If you attend the annual meeting and wish to vote at that time, you may withdraw your proxy and vote your shares personally.

Sincerely,

/s/ Wayne S. DeVeydt

Wayne S. DeVeydt
Executive Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
APRIL 20, 2023

DATE:         June 1, 2023
TIME:         8:00 a.m. CDT
PLACE:     511 Union Street, Suite 2700
Nashville, Tennessee 37219

ITEMS OF BUSINESS:

1.To elect the three Class II director nominees named in this Proxy Statement to the Board of Directors of Surgery Partners, Inc. (the "Company") for a term of three years;
2.To approve, on an advisory basis, the compensation paid by the Company to its named executive officers;
3.To approve, on an advisory basis, the frequency of future advisory votes on the compensation paid by the Company to its named executive officers;
4.To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and
5.To consider and act upon any other business that may properly come before the 2023 annual meeting of stockholders and at any adjournment or postponement thereof.

Information relating to the matters to be considered and voted on at the annual meeting is set forth in the enclosed proxy materials.

RECORD DATE:     Holders of shares of our common stock of record at the close of business on April 6, 2023 are entitled to receive notice of and vote at the annual meeting and at any adjournment or postponement thereof.

ANNUAL REPORT:     The Company's Annual Report to Stockholders for the fiscal year ended December 31, 2022, which is not part of the proxy soliciting materials, is available to you on the internet or, upon request, will be delivered to you by mail or email.

PROXY VOTING:    Your vote is important. Whether or not you plan to attend the annual meeting, after reviewing the proxy materials, please vote by phone or online following the instructions set forth in the following proxy materials, or if you requested a printed copy, please complete, date, sign and return the proxy card in the enclosed stamped envelope. You can revoke a proxy at any time prior to its exercise at the annual meeting by following the instructions in the attached Proxy Statement. If you decide to attend the annual meeting and wish to change your proxy, you may do so by voting during the meeting.

The Board of Directors unanimously recommends that you vote: (i) "FOR" the election of the three Class II director nominees named in the Proxy Statement, (ii) "FOR" the approval, on an advisory basis, of the compensation paid by the Company to its named executive officers, (iii) "ONE YEAR" for the approval, on an advisory basis, of the frequency of future advisory votes on the compensation paid by the Company to its named executive officers, and (iv) "FOR" ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm.

You are welcome to attend the annual meeting. However, even if you plan to attend, please vote your shares promptly to ensure they are represented at the annual meeting. If you decide to attend the annual meeting and wish to change your proxy, you may do so by voting in person at the meeting. To obtain directions to attend the annual meeting and vote in person, please contact Investor Relations at 340 Seven Springs Way, Suite 600, Brentwood, Tennessee 37027, (615) 234-5900 or email ir@surgerypartners.com.

Thank you for your ongoing support of and interest in Surgery Partners, Inc.

By Order of the Board of Directors,

/s/ Wayne S. DeVeydt

Wayne S. DeVeydt
Executive Chairman of the Board of Directors

Brentwood, Tennessee
April 20, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 1, 2023:

THE PROXY STATEMENT, THE PROXY CARD AND OUR ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2022 ARE AVAILABLE TO YOU ON THE INTERNET OR, UPON YOUR REQUEST WILL BE DELIVERED TO YOU BY MAIL OR EMAIL, IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF THE COMPANY TO BE VOTED ON AT THE ANNUAL MEETING. THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS IS SCHEDULED TO BE DISTRIBUTED ON OR ABOUT APRIL 20, 2023 TO STOCKHOLDERS OF RECORD AS OF THE CLOSE OF BUSINESS ON APRIL 6, 2023.

THE PROXY STATEMENT, THE PROXY CARD AND OUR ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2022 ARE AVAILABLE ON THE INTERNET AT WWW.INVESTORVOTE.COM/SGRY.

SURGERY PARTNERS, INC.
340 Seven Springs Way, Suite 600
Brentwood, Tennessee 37027

PROXY STATEMENT

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why is the Company soliciting my proxy?

The Board of Directors (the "Board") of Surgery Partners, Inc. ("Surgery Partners," the "Company," "we," "us" or "our") is soliciting your proxy to vote at the 2023 annual meeting of stockholders (the "Annual Meeting") to be held at 511 Union Street, Suite 2700, Nashville, Tennessee 37219, on Thursday, June 1, 2023, at 8:00 a.m. Central Daylight Time (CDT) and any adjournments of the Annual Meeting.
What proxy materials are available and how do I receive them?
This Proxy Statement, the proxy card and our Annual Report to Stockholders for the year ended December 31, 2022 (the "Annual Report to Stockholders") are being made available to you on the internet instead of mailing a printed copy of these materials to each stockholder. The Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") is scheduled to be distributed on or about April 20, 2023. The Notice of Internet Availability contains instructions as to how stockholders may access and review the proxy materials on the internet, including information about how stockholders may vote by telephone or over the internet. You will not receive a printed or email copy of these materials unless you make such a request by following the instructions on the Notice of Internet Availability.
What proposals will be voted on at the Annual Meeting?
There are four proposals scheduled to be voted on at the Annual Meeting:
•the election of the three Class II director nominees named in this Proxy Statement for a three-year term (Proposal 1);
•the approval, on an advisory basis, of the compensation paid by the Company to its named executive officers (Proposal 2);
•the approval, on an advisory basis, of the frequency of future advisory votes on the compensation paid by the Company to its named executive officers (Proposal 3); and
•the ratification of the Audit Committee's appointment of Deloitte & Touche LLP ("Deloitte") as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal 4).
What is the Board's voting recommendation?
The Board recommends that you vote your shares "FOR" the election of the three Class II director nominees named in this Proxy Statement, "FOR" the approval, on an advisory basis, of the compensation paid by the Company to its named executive officers, "ONE YEAR" for the approval, on an advisory basis, of the frequency of future advisory votes on the compensation paid by the Company to its named executive officers, and "FOR" the ratification of the Audit Committee's appointment of Deloitte as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2023.

If you submit a proxy but do not indicate any voting instructions, your shares will be voted "FOR" the election of the three Class II director nominees named in this Proxy Statement, "FOR" the approval, on an advisory basis, of the compensation paid by the Company to its named executive officers, "ONE YEAR" for the approval, on an advisory basis, of the frequency of future advisory votes on the compensation paid by the Company to its named executive officers, and "FOR" the ratification of the Audit Committee's appointment of Deloitte as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2023.
What is the quorum requirement for the Annual Meeting?
The quorum requirement for holding the Annual Meeting and transacting business is a majority of the voting power of the outstanding shares entitled to be voted and present at the meeting. The shares may be present or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

What shares owned by me can be voted at the Annual Meeting?
All shares owned by you as of the close of business on April 6, 2023 (the "Record Date") may be voted. You may cast one vote per share of common stock that you held on the Record Date. These include shares that are: (1) held directly in your name as the stockholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee. On the Record Date, the Company had 126,480,483 shares of common stock issued and outstanding.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most stockholders of the Company hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.
Stockholder of Record
If your shares are registered directly in your name with the Company's transfer agent, Computershare, Inc. (a subsidiary of Computershare Trust Company, N.A.), you are the stockholder of record with respect to those shares, and the proxy materials are being sent directly to you. As the stockholder of record, you have the right to direct your vote by proxy or to vote in person at the Annual Meeting.
Beneficial Owner
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner and these proxy materials are being forwarded to you by your broker, bank or nominee who is the stockholder of record with respect to such shares. As the beneficial owner, you are invited to attend the Annual Meeting. You also have the right to direct your broker on how to vote these shares. Your broker or nominee should have enclosed a voting instruction card for you to direct your broker or nominee how to vote your shares. However, shares held in "street name" may be voted in person by you only if you obtain a signed proxy from the record holder (stock brokerage, bank or other nominee) giving you the right to vote the shares.
How can I vote my shares at the Annual Meeting?
If you choose to vote your shares in person at the Annual Meeting, please bring proof of ownership of the Company's common stock on the Record Date, such as the legal proxy, voting instruction card provided by your broker, bank or nominee, or a proxy card as well as proof of identification. Even if you plan to attend the Annual Meeting, the Company recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.
How can I vote my shares without attending the Annual Meeting?
Whether you hold your shares directly as the stockholder of record or beneficially in "street name," you may direct your vote without attending the Annual Meeting by proxy. You can vote by following the instructions on the Notice of Internet Availability which includes information about how stockholders may submit proxies by telephone or over the internet. Alternatively, upon request, you can vote by proxy by mail via a proxy card by marking your selections on the proxy card, dating and signing your name exactly as it appears on the proxy card and mailing the proxy card in the pre-paid envelope that will be provided to you. Mailed proxy cards must be received no later than May 31, 2023 in order to be counted for the Annual Meeting.

If you are a beneficial owner, follow the instructions on the voting instruction card provided by your broker, bank or other intermediary. We urge you to review the proxy materials carefully before you vote.
Can I revoke my proxy or change my vote?
You may revoke your proxy or change your voting instructions prior to the vote at the Annual Meeting. You may enter a new vote by mailing a new proxy card or new voting instruction card bearing a later date (which will automatically revoke your earlier voting instructions). Your new vote must be received by 11:59 p.m. CDT on May 31, 2023. You may also enter a new vote by attending the Annual Meeting and voting during the meeting. Your attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.
How are votes counted?
For Proposal 1, your vote may be cast "FOR" each Class II director nominee, or you may "WITHHOLD" from voting. Shares voting "WITHHOLD" have no effect on the election of directors.

For Proposals 2 and 4, your vote may be cast "FOR" or "AGAINST" or you may "ABSTAIN." If you "ABSTAIN" on one of these proposals, it has no effect on the outcome.

For Proposal 3, your vote may be cast for "1 YEAR," "2 YEARS," or "3 YEARS" or you may "ABSTAIN." If you "ABSTAIN" on this proposal, it has no effect on the outcome.

How are abstentions and broker non-votes treated for determining a quorum and counting votes?
Any shares represented by proxies that are marked to "ABSTAIN" from voting on a proposal will be counted as present in determining whether we have a quorum. They will also be counted in determining the total number of shares entitled to vote on a proposal. Abstentions will not be counted as votes "FOR" or "AGAINST" any proposal, and accordingly are not counted for purposes of determining the number of votes cast on any proposal.

If your shares are held in "street name" and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or, on routine matters, may use its discretionary authority to vote your shares. If your broker returns a proxy card but does not vote your shares, this results in a "broker non-vote." Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (i) the broker has not received voting instructions from the beneficial owner and (ii) the broker lacks discretionary voting power to vote such shares.

Proposal 1 (election of the three Class II director nominees), Proposal 2 (approval, on an advisory basis, of the compensation paid by the Company to its named executive officers) and Proposal 3 (approval, on an advisory basis, of the frequency of future advisory votes on the compensation paid by the Company to its named executive officers) are considered non-routine matters, and without your instruction, your broker cannot vote your shares on those proposals. Proposal 4 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter for which your broker has discretionary authority to vote your shares. As a result, broker non-votes with respect to any proposal will be treated as shares present for purposes of determining a quorum at the Annual Meeting. Broker non-votes will not be counted as votes "FOR" or "AGAINST" any proposal, and accordingly are not counted for purposes of determining the number of votes cast on any proposal. Therefore, broker non-votes will have no effect on the outcome of any proposal.
What is the voting requirement to approve each of the proposals?
Proposal 1, Election of Director Nominees: Under our plurality voting standard, the three nominees for director who receive the most votes will be elected. Therefore, if you do not vote for a nominee, or you "WITHHOLD" your vote for a nominee, your vote will not count either "FOR" or "AGAINST" the nominee. Abstentions and broker non-votes will have no effect on the outcome of voting for directors.

Proposal 2, Advisory Vote on Executive Compensation: Under our majority voting standard, the approval, on an advisory basis, of the compensation paid by the Company to its named executive officers requires that the number of votes properly cast "FOR" the proposal (and present, in person or by proxy, at the Annual Meeting) exceed the number of votes cast "AGAINST" the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Proposal 3, Advisory Vote on Frequency of Future Advisory Votes on Compensation Paid by the Company to its Named Executive Officers: The approval, on an advisory basis, of the frequency of future advisory votes on the compensation paid by the Company to its named executive officers will be determined by the selection which receives the highest number of votes. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Proposal 4, Ratification of the Audit Committee’s Appointment of Independent Registered Public Accounting Firm: Under our majority voting standard, the ratification of the Audit Committee’s appointment of Deloitte as our independent registered public accounting firm for fiscal year 2023 requires that the number of votes properly cast "FOR" the proposal (and present, in person or by proxy, at the Annual Meeting) exceed the number of votes cast "AGAINST" the proposal. Abstentions will have no effect on the outcome of this Proposal 4. Brokers, banks and other nominees have discretionary voting power with respect to this proposal, and therefore we do not expect broker non-votes with respect to this proposal.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

What happens if additional proposals are presented at the Annual Meeting?

Other than the four proposals described in this Proxy Statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If other matters are properly presented to the stockholders for action at the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named as proxy holders in the proxy card (J. Eric Evans, our Chief Executive Officer, and Jennifer B. Baldock, our Executive Vice President and Chief Administrative and Development Officer) to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote. If for any unforeseen reason, any of the Company's nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate(s) as may be nominated by the Board.

Who will count the vote?
An inspector of election will be appointed to, among other things, tabulate all votes and certify the results.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Surgery Partners or to third parties except (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote and (iii) to facilitate a successful proxy solicitation by the Board. Additionally, we will forward to management any written comments you provide on a proxy card or through other means.
Who will bear the cost of soliciting proxies for the Annual Meeting?
The Company will pay the entire cost of soliciting proxies for the Annual Meeting, including costs for mailing the Notice of Internet Availability, mailing printed proxy materials upon request, and the solicitation of proxies. We have retained Computershare, Inc. to assist us with the distribution of the proxies and will pay their expenses. We will also reimburse brokers or nominees for the expenses that they incur for forwarding the proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common stock as of March 30, 2023 (except as otherwise indicated below), by:
•each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;
•each of our named executive officers;

•each of our directors and nominees; and

•all of our executive officers and directors as a group.

Information with respect to beneficial ownership in the following table is based on the Company's review of information furnished by or on behalf of each director, officer, or beneficial owner of more than 5% of our common stock and filed with the Securities and Exchange Commission (“SEC”). Beneficial ownership is determined in accordance with SEC rules. The information in the following table does not necessarily indicate beneficial ownership for any other purpose. In general, under SEC rules, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.

The percentage of shares of common stock beneficially owned is computed on the basis of 126,480,483 shares of common stock outstanding as of March 30, 2023. Shares of common stock that a person has the right to acquire within 60 days of March 30, 2023 are deemed outstanding for purposes of computing the percentage ownership of such person's holdings, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Except as otherwise indicated below, and subject to applicable community property laws, we believe, based on information furnished by such persons, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned

Beneficial owners of 5% or more of our common stock:
Bain Capital Investors, LLC (1)	58,248,249	46.1%
FMR LLC (2)	18,390,584	14.5%
Wellington Group (3)	6,794,478	5.4%
Directors and Named Executive Officers:
Wayne S. DeVeydt (4)	1,408,999	1.1%
J. Eric Evans (5)	934,464	*
Jennifer B. Baldock (6)	368,931	*
Thomas F. Cowhey (7)	180,136	*
Bradley R. Owens	81,380	*
David T. Doherty	79,737	*
Brent Turner (8)	61,716	*
Harrison R. Bane	50,544	*
Teresa DeLuca, M.D.	47,968	*
Clifford G. Adlerz	40,211	*
John A. Deane	17,029	*
Patricia A. Maryland, Dr.PH	7,360	*
Andrew T. Kaplan (9)	—	—
T. Devin O'Reilly (9)	—	—
Blair E. Hendrix (9)	—	—
All executive officers and directors as a group (18 persons) (10)	3,341,384	2.6%

_______
* Less than one percent.
(1)Bain Capital Investors, LLC ("BCI") is the sole member of (i) BCPE Seminole GP LLC, a Delaware limited liability company ("BCPE GP"), which is the general partner of each of BCPE Seminole Holdings LP, a Delaware limited partnership (“BCPE Seminole”), and BCPE Seminole Holdings IV, L.P., a Cayman Islands exempted limited partnership (“BCPE Seminole IV”), (ii) BCPE Seminole GP II LLC, a Delaware limited liability company (“BCPE Seminole GP II”), which is the general partner of BCPE Seminole Holdings II Intermediate LP, a Delaware limited partnership (“BCPE Seminole II”), and (iii) BCPE Seminole GP III LLC, a Delaware limited liability company (“BCPE Seminole GP III”), which is the general partner of BCPE Seminole Holdings III, L.P., a Cayman Island exempted limited partnership (“BCPE Seminole III”). Each of BCPE Seminole, BCPE Seminole II, BCPE Seminole III and BCPE Seminole IV has shared voting and dispositive power over 12,888,766 shares of common stock, 36,175,810 shares of common stock, 4,232,353 shares of common stock and 4,951,320 shares of common stock, respectively. By virtue of the relationships described in this footnote, BCI may be deemed to share voting and dispositive power with respect to the securities held by BCPE Seminole, BCPE Seminole II, BCPE Seminole III and BCPE Seminole IV. Information reported in this table and the notes hereto in respect of BCI is based solely on Amendment No. 7 to Schedule 13D filed with the SEC on March 3, 2023 by BCI. The principal business address of each of BCI, BCPE Seminole, BCPE Seminole II, BCPE Seminole III and BCPE Seminole IV is 200 Clarendon Street, Boston, MA 02116.
(2)FMR LLC ("FMR") has sole voting power over 18,282,493 shares of common stock and sole dispositive power over 18,390,584 shares of common stock. Information reported in this table and the notes hereto in respect of FMR is based solely on the Schedule 13G filed with the SEC on February 9, 2023 by FMR. The principal business address of FMR is 245 Summer Street, Boston, MA 02210.
(3)Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP ("Wellington") has shared voting power over 6,075,189 shares of common stock and shared dispositive power over 6,794,478 shares of common stock. Information reported in this table and the notes hereto in respect of Wellington is based solely on the Schedule 13G filed with the SEC on February 6, 2023 by Wellington. The principal business address of Wellington is c/o Wellington Management Company LLP, 280 Congress Street, Boston MA 02210.
(4)Mr. DeVeydt's beneficially owned shares include 990,000 shares of common stock underlying stock options and 200,000 shares of common stock underlying stock-settled stock appreciation right ("SSAR") awards, each of which is exercisable within 60 days of March 30, 2023.
(5)Mr. Evans' beneficially owned shares include 500,000 shares of common stock underlying stock options exercisable within 60 days March 30, 2023.
(6)Mrs. Baldock's beneficially owned shares include 199,500 shares of common stock underlying stock options exercisable within 60 days of March 30, 2023.
(7)Mr. Cowhey resigned as our Executive Vice President and Chief Financial Officer effective January 31, 2022.
(8)Mr. Turner's beneficially owned shares include 4,015 shares of common stock underlying stock options exercisable within 60 days of March 30, 2023.
(9)The shares beneficially owned by each of Messrs. O'Reilly, Kaplan and Hendrix do not include shares held by BCI. Mr. O'Reilly, Mr. Kaplan and Mr. Hendrix are each a Partner of BCI and as a result, by virtue of the relationships described in footnote (1) above, may each be deemed to share beneficial ownership of the shares of common stock held by BCI.
(10)Includes 1,893,515 shares of common stock underlying stock options and SSAR awards exercisable within 60 days of March 30, 2023.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms or written representations from certain reporting persons received by us with respect to fiscal year 2022, we believe that our executive officers and directors and persons who own more than 10% of a registered class of our equity securities have complied with all applicable filing requirements with respect to fiscal year 2022, except for (i) the appointment of Ms. Brittenham to Chief Strategy Officer on January 10, 2022 that was inadvertently reported late on a Form 3 report filed on February 3, 2022, (ii) performance stock units ("PSUs") certified for Mr. Taparo, Mr. Evans, Mr. Owens, Ms. Baldock, Ms. Brocklehurst, Mr. Goodwin and Mr. Doherty on February 10, 2022 that were inadvertently reported late on Form 4 reports filed on March 2, 2022, (iii) the sale of shares on February 25, 2022 to satisfy the tax withholding obligations in connection with a vesting event on February 24, 2022 for Mr. Doherty that was inadvertently reported late on a Form 4 report filed on March 2, 2022 and (iv) the appointment of Mr. Bane to American Group President on September 30, 2022 that was inadvertently reported late on a Form 3 report filed on November 1, 2022.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
In accordance with the Company's Amended and Restated Certificate of Incorporation (the "charter") and Amended and Restated Bylaws (the "bylaws"), the Board is divided into three classes of approximately equal size. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. Patricia Maryland, Dr.PH, T. Devin O’Reilly and Brent Turner are Class II directors whose terms expire at the Annual Meeting.

Dr. Maryland and Messrs. O’Reilly and Turner have been nominated for and have agreed to stand for re-election as Class II directors. The Class II directors will serve a term of three years and until his or her successor is duly elected and qualified or until his or her death, resignation or removal, whichever is earliest to occur. The three nominees for director with the highest number of affirmative votes will be elected as Class II directors. Except with respect to broker non-votes, unless you otherwise instruct, proxies will be voted for election of the nominees listed above as director nominees. The Company has no reason to believe that any nominee will be unable to serve, but in the event that a nominee is unwilling or unable to serve as a director and the Board does not, in that event, choose to reduce the size of the Board, the persons voting the proxy may vote for the election of another person in accordance with their judgment.
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE ABOVE-NAMED NOMINEES FOR CLASS II DIRECTORS.
The following table sets forth the name, age (as of March 30, 2023) and position of individuals who currently serve as a director of the Company.

Name	Age	Position
John A. Deane	61	Class I Director
Teresa DeLuca, M.D.	57	Class I Director
Wayne S. DeVeydt	53	Class I Director, Chairman
Patricia A. Maryland, Dr.PH	69	Class II Director
T. Devin O'Reilly	48	Class II Director
Brent Turner	57	Class II Director
Clifford G. Adlerz	69	Class III Director
J. Eric Evans	46	Class III Director
Blair E. Hendrix	58	Class III Director
Andrew T. Kaplan	38	Class III Director
Information concerning our nominees and directors is set forth below. The biographical description of each director includes the specific experience, qualifications, attributes and skills that the board of directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director.

Class II Director Nominees for Election

Patricia A. Maryland, Dr.PH. has served as a director of Surgery Partners since February 2021. Dr. Maryland served as the Executive Vice President of Ascension and President and Chief Executive Officer of Ascension Healthcare from July 2017 to July 2019. Prior to those roles, Dr. Maryland served with Ascension Healthcare as President, Healthcare Operations and Chief Executive Officer from July 2013 to July 2017 and Ministry Market Leader, Michigan from September 2007 to June 2013. Dr. Maryland has been a member of over 25 boards in the nonprofit, private, joint venture, and public sectors and has been the recipient of multiple awards, including being named one of the Top 25 COOs in Healthcare in 2017, one of the Top 25 Women in Healthcare in 2019, 2018, 2017, 2016 and 2015 by Modern Healthcare, Woman of the Year in 2014 by the Healthcare Businesswomen’s Association, and one of Modern Healthcare’s Top 25 Minority Executives in Healthcare also in 2014. Dr. Maryland received a bachelor’s degree in applied mathematics from Alabama State University, Montgomery, and a master’s degree in biostatistics from the University of California, Berkeley. She holds a Doctorate of Public Health from the University of Pittsburgh, concentrating in health services administration and planning. Our Board believes that Dr. Maryland is qualified to serve as a director based on, among other things, her experience in healthcare administration particularly with respect to her past leadership experiences.

T. Devin O'Reilly has served as a director of Surgery Partners since August 2017, including as Chairman from August 2017 to January 2020. Mr. O'Reilly joined Bain Capital Private Equity, LP ("Bain Capital Private Equity") in 2005 and and currently serves as a Partner. Prior to joining Bain Capital Private Equity, Mr. O'Reilly was a consultant at Bain & Company where he consulted for private equity and healthcare industries. Mr. O'Reilly has served as a director of Aveanna Healthcare since 2017, Zelis since 2019, PartsSource since 2021, and athenahealth and LeanTaaS since 2022. He previously served as a director of several Bain Capital portfolio companies including Bio Products Laboratory, Grupo Notre Dame Intermedica, and US Renal Care among others. Mr.

O'Reilly holds a B.A. from Princeton University and an M.B.A. from The Wharton School at the University of Pennsylvania. Our Board believes that Mr. O’Reilly is qualified to serve as a director based on, among other things, his experience as an investor in other healthcare companies.

Brent Turner has served as a director of Surgery Partners since December 2015. Mr. Turner is the Chief Executive Officer and a member of the Board of Directors of Summit BHC, a leading inpatient behavioral healthcare company. Mr. Turner previously served as the President of Acadia Healthcare Company Inc. from April 2012 until March 2019. Mr. Turner joined Acadia in February 2011 as a Co-President. Prior to joining Acadia, Mr. Turner served as the Executive Vice President, Finance and Administration of Psychiatric Solutions, Inc. from August 2005 to November 2010 and prior to that, as the Vice President, Treasurer and Investor Relations and as a Division President. Mr. Turner currently serves on the Board of Trustees of the National Association of Behavioral Healthcare (NABH), and served as Chairman in 2018 and 2009. Mr. Turner previously served on the Board of Directors of LHC Group, Inc. from 2014 until February 2023 when the company was acquired by UnitedHealth Group. Mr. Turner holds a B.A. in Economics from Vanderbilt University and an M.B.A. from the Vanderbilt Owen Graduate School of Management. Our Board believes that Mr. Turner is qualified to serve as a director based on, among other things, his experience as an executive in the healthcare industry, his service as a board member of other publicly traded companies and his financial knowledge.

Directors Continuing in Office

Class I Directors. The following directors have terms ending in 2025:

John A. Deane has served as a director of Surgery Partners since May 2019. Mr. Deane served as the Chairman of the Advisory Board Company from December 2009 until April 2018. Prior to joining the Advisory Board Company, he was the Founder and Chief Executive Officer of Southwind Health Partners, LLC, a start-up health care business focused on providing management services for hospital and health system sponsored medical groups, from October 1998 until December 2009. Following his health care career, Mr. Deane has served on several not-for-profit boards and as the owner/operator of a boutique resort and marina outside of Nashville, Tennessee. Mr. Deane holds a B.A. in Political Science and a M.P.A from American University. Our Board believes that Mr. Deane is qualified to serve as a director based on, among other things, his extensive experience working with physicians in the healthcare industry.

Teresa DeLuca, M.D., MBA has served as a director of Surgery Partners since September 2016. Dr. DeLuca served as a Managing Director at Columbia University's NY Life Science Venture Fund from January 2018 until January 2023 and continues to serve as a Faculty Advisor at the university’s School of Entrepreneurship. She previously served as Assistant Clinical Professor of Psychiatry at the Icahn School of Medicine at Mount Sinai in New York City from 2014 to 2017 and as the Chief Medical Officer of Magellan Pharmacy Solutions at Magellan Health from 2012 to 2014. Prior to that, she served as SVP of Pharmacy Health Solutions at Humana, VP of Clinical Sales Solutions & National Medical Director at Walgreen Co., VP of Personalized Medicine, and VP of Medical Policy & Clinical Quality at Medco. Prior to taking on these executive leadership roles, Dr. DeLuca was a Senior Director of Global Product Development Services at PRA International and a Senior Medical Scientist at GlaxoSmithKline. Dr. DeLuca has served as a director of 180 Life Science, a biotechnology company, since May 2021. She has also served as a director of Rejuveron, a drug discovery company, since March 2022. Previously, she served as a director of North Bud Farms, Inc., a pharmaceutical commercialization company, from May 2018 to February 2020. Dr. DeLuca completed her residency (M.D.) at Jefferson Medical College of Thomas Jefferson University and earned her M.B.A. from Drexel University. Our Board believes that Dr. DeLuca is qualified to serve as a director based on- among other things- her healthcare knowledge, experience and skills gained from being physician with an active medical license, as well as previously serving as a Fortune 50 Chief Medical Officer and P&L business line owner. As a strong advocate for good board governance, Dr. DeLuca earned the Carnegie Mellon Cybersecurity Certificate in 2016 and passed the Digital Directors Network Cyber Risk Masterclass examination in 2022. Dr. DeLuca has continued to maintain good standing with the National Association of Corporate Directors (NACD) as a Board Leadership Fellow (Master Level) since 2016. Dr. DeLuca has also passed the NACD’s “Directorship Certified” examination (NACD.DC) in 2020. In 2023, she became a NACD “Subject Matter Expert” in examination development and a Board Advisory Faculty Member. She has also earned the American College of Corporate Directors (ACCD) “Advanced Professional Director” credential in 2021. Dr. DeLuca was named a “Director to Watch” in the 2020 Directors & Board Annual Report and a “Featured Director of the Month” in 2022 by the Chief Executive Group. In 2022, Dr. DeLuca became Co-Chair and Leadership Council Member for the international organization, Women Corporate Directors (WCD).

Wayne S. DeVeydt is a Managing Director with Bain Capital and has served as a director of Surgery Partners since January 2018. Mr. DeVeydt currently is Executive Chairman of Surgery Partners, a role he has held since January 2020 and previously served as Chief Executive Officer of Surgery Partners from January 2018 until January 2020. From January 2017 until January 2018, Mr. DeVeydt served as a Senior Advisor to the Global Healthcare division of Bain Capital Private Equity, the investment advisor of BCPE Seminole Holdings LP, the Company's former controlling stockholder. From May 2007 to May 2016, Mr. DeVeydt served as Executive Vice President and Chief Financial Officer of Anthem, Inc., a health insurance company. From March 2005 to May 2007, he served as Anthem's Senior Vice President and Chief Accounting Officer and for a portion of that time, he also served as Chief of Staff to the Chairman. Prior to joining Anthem, Mr. DeVeydt served as a partner at PricewaterhouseCoopers LLP, focused on companies in the national managed care and insurance industries. Mr. DeVeydt has served as a director of Centene Corporation, the largest Medicaid managed care organization in the United States, since January 2022. He has also served as a director of Zelis since August 2022. Mr. DeVeydt previously served as a director of Grupo Notre Dame Intermedica, Myovant Sciences Ltd, a biopharmaceutical company, and NiSource Inc., a utilities company. Mr. DeVeydt received his B.S. in Business Administration from the University of Missouri in St. Louis. Our Board believes that Mr. DeVeydt is qualified to serve as a director based on his service as our Chief Executive Officer and his prior experience serving as an executive in the healthcare industry.

Class III Directors. The following directors have terms ending in 2024:

Clifford G. Adlerz has served as a director of Surgery Partners since October 2017. Mr. Adlerz previously served as a Consultant to Surgery Partners from February 2018 until May 2019 and Interim Chief Executive Officer of Surgery Partners from September 2017 until January 2018. Before his time at Surgery Partners, Mr. Adlerz held several management roles at Symbion, Inc., a large multi-specialty provider of ambulatory surgery centers and hospitals, including as President from May 2002 until Symbion was acquired by Surgery Partners in November 2014. Prior to joining Symbion, Mr. Adlerz served as Division Vice President of HCA, a healthcare facilities operator, as well as Regional Vice President of Midsouth HealthTrust. Mr. Adlerz currently serves on the Board of Directors of Ovation Fertility. Mr. Adlerz previously served as a director for the National Ambulatory Surgery Center Association and was part of the leadership group for ASC Quality Collaboration. Mr. Adlerz holds a B.A. in Business and an M.B.A. from the University of Florida. Our Board believes that Mr. Adlerz is qualified to serve as a director based on, among other things, his experience with the Company and its predecessor as well as in the healthcare industry generally and his general business and financial acumen.

J. Eric Evans has served as a director of Surgery Partners since January 2020. Mr. Evans is currently Chief Executive Officer of Surgery Partners, a role he has held since January 2020, and previously served as Executive Vice President and Chief Operating Officer of Surgery Partners from April 2019 until January 2020. Prior to joining Surgery Partners, Mr. Evans served as President of Hospital Operations of Tenet Healthcare Corporation from March of 2016 through 2018 as Chief Executive Officer of Tenet Healthcare Corporation’s former Texas region from April 2015 to March 2016, and as Market Chief Executive Officer of The Hospitals of Providence in El Paso from September 2012 to April 2015. Mr. Evans has served as a director of QuVa Pharma since March 2022. Mr. Evans holds a bachelor’s degree in industrial management from Purdue University and an M.B.A. from Harvard Business School. Our Board believes that Mr. Evans is qualified to serve as a director based on his service as our Chief Executive Officer and his prior experience serving as an executive in the healthcare industry.

Blair E. Hendrix has served as a director of Surgery Partners since May 2021. Mr. Hendrix joined Bain Capital Private Equity in 2000 and currently serves as a Partner. Prior to joining Bain Capital, Mr. Hendrix was Executive Vice President and Chief Operating Officer of DigiTrace Care Services, Inc. (now SleepMed), a national healthcare services company he co-founded. Earlier in his career, Mr. Hendrix was employed by Corporate Decisions, Inc. (now Oliver Wyman Consulting), a management consulting firm with a focus in healthcare. He has served on numerous corporate boards within Bain Capital and currently is a member of the firm’s Investment Committee for the Healthcare Vertical. Additionally, Mr. Hendrix has served as a director of US Renal Care since 2019. He previously served as a director of BMC Software, iHeart Media, Clear Channel Outdoor and The Weather Company. Mr. Hendrix received an A.B. from Brown University. Our Board believes that Mr. Hendrix is qualified to serve as a director based on, among other things, his business and finance experience within the healthcare industry.

Andrew T. Kaplan has served as a director of Surgery Partners since August 2018. Mr. Kaplan joined Bain Capital Private Equity in 2009 and is a Partner. Prior to joining Bain Capital Private Equity, Mr. Kaplan was an investment banker with Goldman Sachs. He also co-founded EngagedHealth, LLC, a post-hospitalization service for chronically ill, low income patients aiming to improve outcomes, reduce readmissions, and save costs. Mr. Kaplan has served on the Board of Directors for QuVa Pharma since 2015, US Renal Care since 2019 and InnovaCare Health since 2021. He previously served as a director of Beacon Health Options from 2018 to 2020. Mr. Kaplan holds a B.S. in Economics from The Wharton School at the University of Pennsylvania and an M.B.A from Harvard Business School. Our Board believes that Mr. Kaplan is qualified to serve as a director based on, among other things, his experience in co-founding a healthcare company and his general financial experience.

Board Diversity

Based upon voluntary self-identification by each member of our Board of Directors, the table below sets forth the diversity composition of our Board of Directors. Each of the categories listed in the table below has the meaning set forth in Nasdaq Rule 5605(f).

Board Diversity Matrix (1)
	As of April 20, 2023		As of August 5, 2022
Total Number of Directors	10		10
Part I: Gender Identity	Female	Male	Female	Male
Directors	2	8	2	8
Part II: Demographic Background
African American or Black	1	0	1	0
White	1	8	1	8
_______
(1)Inapplicable categories omitted.

CORPORATE GOVERNANCE

Our Board currently consists of ten directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The division of the three classes and their respective election dates are as follows:

•the Class III directors' term will expire at the annual meeting of stockholders to be held in 2024;

•the Class I directors' term will expire at the annual meeting of stockholders to be held in 2025; and

•the Class II directors' term will expire at the annual meeting of stockholders to be held in 2026.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Our charter provides that directors will be elected at the annual meeting of the stockholders and each director elected will hold office until his or her successor is elected and qualified. Because the investment funds affiliated with Bain Capital Private Equity and their successors, transferees and affiliates ceased collectively to beneficially own 50% or more of the then outstanding Voting Stock, the size of the Board is determined exclusively by a majority of the directors then in office and vacancies and newly created directorships on the Board are filled exclusively by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, except in each case, that any vacancy created by the removal of a director by the stockholders for cause shall only be filled, in addition to any other vote otherwise required by law, by vote of a majority of the then outstanding capital stock entitled to vote generally on the election of directors.
Director Independence
Prior to November 21, 2022, we were a "controlled company" for purposes of the The Nasdaq Stock Market LLC ("Nasdaq") corporate governance rules and were exempt from certain governance requirements otherwise required by Nasdaq, including the requirements to (i) have a majority of independent directors, (ii) maintain a compensation committee composed entirely of independent directors and (iii) maintain a corporate governance and nominating committee undertaken solely by the independent directors of the board of directors.

Following the loss of controlled company status, the Nasdaq rules provide a 12-month phase-in period to comply with the majority independent board requirement. In addition, compliance with the independence requirements as they relate to any nominating committee and compensation committee uses the following phase-in schedule: (1) one independent committee member at the time the Company ceased to be a controlled company, (2) a majority of independent committee members within 90 days of the date the Company ceased to be a controlled company and (3) all independent committee members within one year of the date the Company ceased to be a controlled company.

The Board has reviewed the independence of our directors based on the corporate governance standards of Nasdaq. Based on this review, the Board determined that each of Drs. DeLuca and Maryland and Messrs. Deane, O'Reilly, Turner, Adlerz, Hendrix and Kaplan is independent within the meaning of the corporate governance standards of Nasdaq. In making this determination, our Board considered the relationships that each of these non-employee directors has with the Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock held by each non-employee director. As a result, we currently comply with the corporate governance requirements required by the Nasdaq rules. As required under applicable Nasdaq rules, our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present.
Board Leadership Structure
Our bylaws provide maximum flexibility to the Board in choosing a Chairman of the Board and a Chief Executive Officer. The bylaws provide that such offices may be held by different people or the same person, as determined by the Board. This flexibility allows the Board to determine whether it is in the best interest of the Company and our stockholders to combine the roles of Chief Executive Officer and Chairman of the Board in the same person. The roles of Chief Executive Officer and Chairman of the Board are currently separate. Mr. DeVeydt, our former Chief Executive Officer, was appointed by the Board to serve as Executive Chairman of the Board in January 2020. The Board determined that Mr. DeVeydt’s experience as our former Chief Executive Officer gives him a unique and relevant perspective to serve as our Executive Chairman.
Selection of New Directors
The Board is responsible for selecting its own members for election by the stockholders with direct input from the Chief Executive Officer. It is the opinion of the Board that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company's stakeholders. The Board believes that each director should possess a combination of skills, professional experience and diversity of viewpoints necessary to oversee the Company's business. In addition, it believes that there are certain attributes that every director should possess, as reflected in its membership criteria. Accordingly, the Board considers the qualifications of directors and director candidates individually and in the broader context of its overall composition and the Company's current and future needs. Among other things, the Board has determined that it is important to have directors with the following skills and experiences: leadership experience, as directors with experience in significant leadership positions possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others; knowledge of the Company's industry, particularly physician and patient relations, which is relevant to understanding the Company's business and strategy; operations experience, as it gives directors a practical understanding of developing, implementing and assessing the Company's business strategy and operating plan; risk management experience, which is relevant to oversight of the risks facing the Company's business; financial/accounting experience, particularly knowledge of finance and financial reporting processes, which is relevant to understanding and evaluating the Company's capital structure, financial statements and reporting requirements; and strategic planning experience, which is relevant to the Board's review of the Company's strategies and monitoring their implementation and results.

The Board also requires that each director be able to dedicate sufficient time to ensure the diligent performance of his or her duties on the Company's behalf, including attending all Board and applicable committee meetings. In general, the Board does not have a policy limiting the number of other public company boards of directors upon which a director may sit. However, the Board will consider the number of other boards of directors (or comparable governing bodies), particularly with respect to public companies, on which a prospective nominee is a member. Although the Board does not impose a limit on outside directorships, it does recognize the substantial time commitments attendant to membership on the Board and expects that directors devote all such time as is necessary to fulfill their accompanying responsibilities, both in terms of preparation for, and attendance and participation at, meetings.
Board Meeting Attendance
Under our Corporate Governance Guidelines, directors are expected to attend all Board meetings and meetings of the committees of the Board on which they serve, as well as annual meetings of stockholders. During 2022, there were 12 meetings of our Board. No current director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings of committees of the Board for the period during which the director served on the Board or such committee in 2022. All directors who served on the Board at the time of the 2022 annual meeting of stockholders attended the meeting.
Board’s Role in Risk Oversight
Our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board, primarily through its Audit Committee, oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value.
Committees of the Board
We have an Audit Committee, a Compensation, Culture and People Committee (“Compensation Committee”), a Nominating and Corporate Governance Committee and a Compliance and Ethics Committee with the composition and responsibilities described below. Each committee operates under a charter that is approved by our Board. The members of each committee are appointed by the Board and serve until their successor is elected and qualified, unless they are earlier removed or resign. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues.
Audit Committee
We have a separately standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The purpose of the Audit Committee is set forth in the Audit Committee charter. The Audit Committee's primary duties and responsibilities are to:

•Appoint or replace, compensate and oversee the Company's independent auditor;

•Assist the Board with its oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the independent auditor's qualifications, independence and audits, and the performance of the Company's internal audit function and the independent auditor; and

•Prepare the report for inclusion in the Company's annual Proxy Statement as required by the rules of the SEC.

The Audit Committee is responsible for the appointment, compensation, retention, oversight and replacement, if necessary, of the Company's independent auditor. The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent auditor. The Audit Committee reviews and discusses with management and the independent auditor the Company's annual audited and quarterly unaudited financial statements and the disclosures under the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's annual and quarterly reports filed with the SEC, including disclosures of critical accounting policies therein. The Audit Committee also reviews and approves all related party transactions in accordance with Company policy and reviews matters related to the Company's related party transaction policy and the Company's system of internal control, its financial and critical accounting practices, and policies relating to risk assessment and management, including cybersecurity risks.

The Audit Committee currently consists of Brent Turner (chair), Teresa DeLuca, M.D. and John A. Deane. Mr. Turner is both an independent director and an "audit committee financial expert" within the meaning of Item 407 of Regulation S-K, and serves as chair of the Audit Committee. In addition, Dr. DeLuca and Mr. Deane are also independent directors within the meaning of Item 407 of Regulation S-K. The Audit Committee met five times in 2022. A copy of the Audit Committee charter, which satisfies the applicable standards of the SEC and Nasdaq, is available on the "Investors - Governance" page of our website at www.surgerypartners.com.
Compensation Committee
The purpose of the Compensation Committee is to assist the Board in fulfilling its responsibilities relating to oversight of the compensation of our directors, executive officers and other employees and the administration of our benefits and equity-based compensation programs. Our Board has adopted a written charter under which the Compensation Committee operates, which satisfies the applicable standards of the SEC and Nasdaq. A copy of the Compensation Committee charter is available on the "Investors - Governance" page of our website at www.surgerypartners.com. The Compensation Committee annually reviews and assesses the adequacy of its charter.

The Compensation Committee's primary duties and responsibilities are to:

•Review and approve corporate goals and objectives relevant to the compensation of the Company's Chief Executive Officer (the "CEO") and the officers of the Company who report directly to the CEO and all “officers” as defined in Section 16 of the Exchange Act (collectively, the "Senior Officers"), evaluate the performance of the CEO and other Senior Officers in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve, or recommend to the Board for approval, the compensation levels for the CEO and other Senior Officers based on this evaluation, with the deliberations and voting on the CEO's compensation to be conducted without the CEO present;

•Make recommendations to the Board about the compensation of non-employee directors;

•Review and administer the Company's equity-based compensation plans, management incentive compensation plans and deferred compensation plans for the Senior Officers and make recommendations to the Board about amendments to such plans and the adoption of any new compensation plans for the Senior Officers;

•Recommend to the Board any ownership guidelines for the Senior Officers, other executives and non-employee directors, and periodically assess these guidelines and recommend revisions as appropriate;

•Review and establish the Company's overall management compensation and benefits philosophy and policies;

•Review and discuss the “Compensation Discussion and Analysis” required to be included in the Company’s proxy statement and annual report on Form 10-K by the rules and regulations of the SEC with management, and produce a compensation committee report on executive compensation for inclusion in the Company’s annual proxy statement in accordance with the SEC proxy and disclosure rules;

•Review and recommend to the Board for approval the frequency with which the Company will conduct say-on-pay votes, taking into account the results of the most recent stockholder advisory vote on frequency of say-on-pay votes required by Section 14A of the Exchange Act;

•Review and approve all Senior Officer employment contracts and other compensatory, severance and change-in-control arrangements for current and former Senior Officers;

•Establish and review periodically policies and procedures with respect to perquisites;

•Review the Company's incentive compensation arrangements to determine whether they encourage excessive risk-taking, review and discuss at least annually the relationship between risk management policies and practices and compensation, and evaluate compensation policies and practices that could mitigate any such risk;

•Review the Company’s human capital management strategies and matters related to talent attraction, development and retention, culture, inclusion and diversity;

•Review and assess the adequacy of the committee's charter and submit any changes to the Board for approval on an annual basis;

•Maintain minutes of the committee's meetings and report its actions and any recommendations to the Board on a periodic basis; and

•Annually perform, or participate in, an evaluation of the performance of the committee against the requirements of this Compensation Committee charter, the results of which shall be presented to the Board.

The Compensation Committee currently consists of Brent Turner, John A. Deane, T. Devin O'Reilly (chair) and Andrew T. Kaplan, each of whom the Board has determined is independent under SEC and Nasdaq rules. The Compensation Committee met five times during 2022.
Nominating and Corporate Governance Committee
The purpose of the Nominating and Corporate Governance Committee, which was formed on January 20, 2023, is to (i) identify and recommend individuals qualified to serve as directors of the Company, (ii) review the composition of the Board, (iii) review performance of Board members, (iv) review senior management succession plans, (v) assist the Board in the oversight of environmental, social and governance (“ESG”) matters, (vi) monitor significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies, and (vii) carry out such other responsibilities delegated by the Board relating to the Company’s director nominations process and procedures and governance matters. Our Board has adopted a written charter under which the Nominating and Corporate Governance Committee operates. A copy of the Nominating and Corporate Governance Committee charter is available on the "Investors - Governance" page of our website at www.surgerypartners.com. The Nominating and Corporate Governance Committee periodically reviews and assesses the adequacy of its charter.

The Nominating and Corporate Governance Committee currently consists of Patricia A. Maryland, Dr.PH, T. Devin O'Reilly and Blair E. Hendrix (chair), each of whom the Board has determined is independent under SEC and Nasdaq rules.
Compliance and Ethics Committee
The purpose of the Compliance and Ethics Committee is to assist the Board in discharging its responsibilities relating to our compliance with laws, regulations, internal procedures and industry standards that may cause significant business, regulatory, or reputational damage to us, as well as legal and business trends and public policy issues. The Compliance and Ethics Committee, among other things, oversees the activities of, and receives regular reports from, our Chief Compliance Officer, and reports to the Board on the effectiveness of the Company’s compliance, ethics and quality programs. Our Board has adopted a written charter under which the Compliance and Ethics Committee operates. A copy of the Compliance and Ethics Committee charter is available on the "Investors - Governance" page of our website at www.surgerypartners.com. The Compliance and Ethics Committee periodically reviews and assesses the adequacy of its charter.

The Compliance and Ethics Committee currently consists of Teresa DeLuca, M.D. (chair), Clifford G. Adlerz, John A. Deane and Patricia A. Maryland, Dr.PH. The Compliance and Ethics Committee met four times during 2022.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or has at any time during the past year been an officer or employee of ours or any of our subsidiaries. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee. Our CEO has participated in discussions related to compensation of certain of our executive officers, but has not participated in any discussions regarding his own compensation. We have also retained a compensation consultant since our initial public offering to review the compensation of executive officers at peer group companies and assist in benchmarking appropriate compensation of our executive officers on a forward-looking basis.

Employee, Officer and Director Hedging

The Company’s Insider Trading Policy expressly prohibits our employees, officers or directors from engaging in transactions that involve the purchase of financial instruments, including prepaid variable forward contracts, instruments for the short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds, that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any securities of the Company. In addition, all of our employees, officers and directors are subject to the Company's Code of Conduct, which includes conflicts of interest provisions broadly prohibiting actions or activities that involve obtaining improper personal gain or advantage, or adversely affecting the interests of the Company.

Stock Ownership Guidelines

The Compensation Committee adopted share ownership and retention guidelines applicable to the Company’s named executive officers and non-employee directors. Please refer to "Compensation Discussion and Analysis -- Compensation Policies and Practices" for more information.

PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with Section 14A of the Exchange Act, the Board of Directors is asking stockholders to approve a non-binding, advisory resolution on the compensation of Surgery Partners' executive officers who are named in the Summary Compensation Table appearing in this Proxy Statement (our "named executive officers" or "NEOs"). The compensation of our named executive officers is described in the "Compensation Discussion and Analysis" and "Executive Compensation" sections of this Proxy Statement.

The compensation program for our named executive officers is designed to attract and retain highly qualified individuals and to motivate and reward them for performance that benefits Surgery Partners and its stockholders. The Compensation Committee and the Board of Directors believe that the policies and procedures detailed in "Compensation Discussion and Analysis" achieve these goals.

This advisory resolution, commonly referred to as a "Say-On-Pay" resolution, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value the views of Surgery Partners' stockholders and will review and consider the voting results when (i) evaluating the effectiveness of Surgery Partners' compensation policies and practices and (ii) making future compensation decisions for our named executive officers.

We are requesting your vote on the following resolution:

"RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2023 annual meeting of stockholders pursuant to the compensation disclosure rules of the SEC, including the "Compensation Discussion and Analysis" and "Executive Compensation" sections and the other related tables and disclosure."

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

EXECUTIVE OFFICERS

Name	Age	Position
Wayne S. DeVeydt	53	Executive Chairman and Class I Director
J. Eric Evans	46	Chief Executive Officer and Class III Director
David T. Doherty	50	Executive Vice President and Chief Financial Officer
Jennifer B. Baldock	52	Executive Vice President, Chief Administrative and Development Officer
Harrison R. Bane	36	President, American Group
Anthony W. Taparo	57	Chief Growth Officer
Bradley R. Owens	53	President, National Group
Danielle Burkhalter	38	Chief Human Resources Officer
Marissa A. Brittenham	38	Executive Vice President and Chief Strategy Officer
Wayne S. DeVeydt has served as Executive Chairman of Surgery Partners since January 2020 and director of Surgery Partners since January 2018. Mr. DeVeydt’s biography is included elsewhere in this Proxy Statement under the heading "Proposal No. 1:
Election of Directors - Directors Continuing in Office."

J. Eric Evans has served as Chief Executive Officer and director of Surgery Partners since January 2020. Mr. Evans’ biography is included elsewhere in this Proxy Statement under the heading "Proposal No. 1: Election of Directors - Directors Continuing in Office."

David T. Doherty has served as our Executive Vice President and Chief Financial Officer since February 1, 2022. Previously, Mr. Doherty was our Senior Vice President of Corporate Finance and Controller. Prior to joining Surgery Partners in 2018, Mr. Doherty held various senior financial management roles at Aetna Inc., including leading Aetna’s internal audit organization, planning and risk management, and serving as Aetna’s assistant controller. Mr. Doherty earned his CPA while working at Arthur Andersen, LLP. Mr. Doherty holds a bachelor's degree in Accounting from the University of Connecticut.

Jennifer B. Baldock has served as our Executive Vice President and Chief Administrative and Development Officer since February 2020. Previously, Ms. Baldock served as our Executive Vice President and Chief Legal Officer from May 2018 to February 2020 and, prior to that, Ms. Baldock served in various senior management roles for both Surgery Partners, Inc. and Symbion, Inc. prior to our acquisition of Symbion in November 2014. Prior to joining Symbion in 2010, she served as Assistant General Counsel for both Ambulatory Services of America and Renal Care Group. Prior to that, Ms. Baldock practiced law with Waller Lansden Dortch and Davis in Nashville, Tennessee, concentrating in corporate law with an emphasis on healthcare mergers and acquisitions. She is also a Certified Public Accountant (inactive). Ms. Baldock holds a B.A. in Economics and Accounting from Lipscomb University and a J.D. from the University of Alabama.

Harrison R. Bane has served as President of the American Group since September 2022. Prior to joining Surgery Partners, from September 2020 to August 2022, Mr. Bane served as president for Steward Health Care’s North Region, encompassing 14 acute care hospitals, a large multispecialty physician group, and an ACO with nearly 500,000 lives. From February 2018 to August 2020, he served as president of a Steward Health Care hospital. From July 2016 to January 2018, he led the system wide integration of value-based care at fourteen skilled nursing facilities, three adult day health centers and two assisted living facilities for a private, for-profit system. Mr. Bane is a graduate of Middlebury College, and earned his master’s from the Tuck School of Business and Geisel School of Medicine at Dartmouth.

Anthony W. Taparo has served as our Chief Growth Officer since August 2019. Previously, Mr. Taparo served as our Atlantic Group President from our acquisition of Symbion in November 2014 to August 2019. Mr. Taparo previously served as President of Symbion's Atlantic Group since 2006 and as Regional Vice President for Symbion from 1999 to 2006. Prior to joining Symbion, Mr. Taparo served as Chief Operating Officer of Columbia Physician Services. Mr. Taparo holds a B.A in Accounting from Indiana State University.

Bradley R. Owens has served as our National Group President since December 2019. Previously, Mr. Owens served as the Senior Vice President Operations - CFO for Arete Health from April 2019 to December 2019. He previously held several positions at LifePoint Hospitals, including Western Group Chief Operating Officer (COO), Vice President Clinical and Business Informatics, COO of the Continental Division, Operations CFO and American Division Chief Financial Officer (CFO). Prior to his time at LifePoint Hospitals, he worked at HCA Healthcare as CFO for three east coast hospitals. Mr. Owens holds a B.S. in Accounting from Marshall University and a Master of Health Administration degree from Ohio University.

Danielle Burkhalter has served as Chief Human Resources Officer since February 2023. Prior to this role, Mrs. Burkhalter was our Vice President of Talent leading talent initiatives across the Company. Prior to joining Surgery Partners in 2018, Mrs. Burkhalter held various Human Resources roles at UnityPoint Health, one of the nation’s most integrated health systems with numerous clinics, hospitals and home care areas of service in metropolitan and rural communities throughout Iowa, Illinois, and Wisconsin. Danielle graduated from Simpson College and earned her master’s from The University of Alabama.

Marissa A. Brittenham has served as our Chief Strategy Officer since January 2022. Previously, Ms. Brittenham led Growth at Cityblock Health and Medicaid Partnerships at Evolent Health (NYSE: EVH) and was an Associate Partner at McKinsey & Company. She received a bachelor’s degree in Ethics, Politics and Economics from Yale University and earned her JD/ MBA from University of Pennsylvania Carey Law School and the Wharton School.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis ("CD&A") is designed to provide an overview of our compensation philosophy and objectives, our compensation programs, and our decision making processes as they relate to our named executive officers for the year ended December 31, 2022.

This discussion is intended to, among other things, help our stockholders understand the information provided in the compensation tables included in this Proxy Statement, and to put that information in the context of our overall compensation program for our NEOs.

Pursuant to SEC rules, our NEOs for 2022 were:

Named Executive Officer	Title
J. Eric Evans	Chief Executive Officer
David T. Doherty	Executive Vice President and Chief Financial Officer
Thomas F. Cowhey (1)	Former Executive Vice President and Chief Financial Officer (1)
Jennifer B. Baldock	Executive Vice President, Chief Administrative and Development Officer
Harrison R. Bane	President, American Group
Bradley R. Owens	President, National Group
_______
(1)Mr. Cowhey resigned as our Executive Vice President and Chief Financial Officer effective January 31, 2022.
Overview of 2022 Company Performance
The following summary of the Company's performance is intended to provide additional context for the Compensation Committee's evaluation of the Company's performance against its 2022 goals for compensation-related purposes. We ended 2022 and entered 2023 with strong momentum and continued confidence in the Company's growth potential. Our NEOs were instrumental in helping us drive Company performance results in 2022, and in assessing our competitive position and shaping a plan that will best position us for continued growth in 2023 and beyond.

We present below key business highlights to assist our stockholders in understanding the compensation decisions made with respect to our NEOs that relate to 2022 performance. Key performance highlights from 2022 include:

•Revenues increased 14.1% over 2021 to $2.5 billion.

•Days adjusted same-facility revenues increased 7.7% from 2021.

•Net loss attributable to common stockholders of $54.6 million, resulting in a net loss per share of $0.59.

•Adjusted EBITDA increased 12.0% from 2021 to $380.2 million.

Overview of Our Executive Compensation Objectives and Pay for Performance Philosophy

Our executive compensation program reflects the Company’s commitment to pay for performance and to align the interests of the Company’s management with those of our stockholders. In addition, our executive compensation program is designed to encourage our executives to take actions that support the Company’s short-term financial goals while sustaining the incentive to achieve strong stockholder value creation over the long term.

Our long-term success is based on achieving key strategic, financial and operational goals each year. To drive achievement of and align focus with these goals, our executive compensation program is designed to:

•Attract, retain and motivate talented executives with significant industry knowledge and the experience and leadership capability necessary for our corporate success.

•Align the interests of our NEOs with those of our stockholders by delivering a substantial portion of each officer's compensation through incentives that drive long-term enterprise value.

•Provide a strong link between pay and performance by weighting total direct compensation toward performance-based incentive compensation that promotes achievement of short-term performance with annual cash incentive awards and supports long-term business objectives with performance-based equity grants.

Compensation Policies and Practices

We maintain the following compensation policies and practices that reflect our pay-for-performance philosophy and support long-term stockholder value:

•Well-Balanced Compensation Program. The structure of our executive compensation program includes a balanced mix of cash and equity compensation with a strong emphasis on performance-based and at-risk compensation.

•Capped Annual Incentive Award Opportunities. The value of our NEOs' incentive awards is determined by performance based metrics that promote long-term stockholder value. Additionally, for 2022, although there is not a specific performance metric tied to clinical quality, the Compensation Committee used its discretionary authority to emphasize clinical quality in determining the level of award payout achieved by our NEOs.

•Performance-Based Long-Term Incentives. To align pay with performance, 50% of our long-term incentive awards for NEOs granted in 2022 were subject to vesting based on key financial performance objectives.

•Multi-Year Vesting Periods. To enhance retention and alignment with stockholders' interests, our long-term incentive awards are comprised of time-based and performance-based equity awards that vest over multiple years, including recent performance-based equity awards that cliff vest after three years.

•Independent Decision Makers. Members of our Compensation Committee are independent and the committee works closely with an independent compensation consultant to monitor trends and best practices.

•Competitive Compensation Practices. The competitiveness of our executive compensation program is determined by comparison to a group of peer companies that are comparable based on industry, revenue, market capitalization and other factors.

•Double-Trigger Change in Control Benefits. Options and restricted stock grants are subject to "double-trigger" vesting in connection with a change in control (i.e., awards that require a qualifying termination of employment in addition to a change in control in order to become fully vested).

•Limited Perquisites. We provide our NEOs with limited perquisites that are narrowly tailored to enhance our retention of talent over the long term.

•Share Ownership and Retention Guidelines. In order to demonstrate alignment of the interests of management and the directors with the stockholders of the Company, in February 2022, the Compensation Committee adopted share ownership and retention guidelines applicable to the NEOs and non-employee directors.

Compensation Framework and Process

Role of the Compensation Committee in Compensation Decisions

Our Compensation Committee oversees our total compensation philosophy, compensation programs, equity incentive programs and benefit plans, and is responsible for reviewing and approving, or recommending that the Board approve, as applicable, all components of our executive compensation program. Our Compensation Committee reviews and recommends the compensation of our Chief Executive Officer. After considering the assessment and recommendation of the Chief Executive Officer, our Compensation Committee determines and approves compensation decisions relating to our other NEOs.

Role of the Independent Compensation Consultant

For 2022, our Compensation Committee retained Frederic W. Cook & Co., Inc. ("FW Cook"), an independent compensation consulting firm, to provide advice on executive compensation matters, including the types, levels and the competitiveness of our programs. FW Cook reports directly to our Compensation Committee and interacts with management at the Compensation Committee's direction. Our Compensation Committee and its chairperson have regular opportunities to meet with FW Cook in executive sessions without management present. The Compensation Committee considered the independence of FW Cook in light of current SEC rules and Nasdaq listing standards and concluded that no conflict of interest exists that would prevent FW Cook from independently advising the Compensation Committee.

Role of our Chief Executive Officer

Our Chief Executive Officer annually reviews the performance of the other NEOs, after which the Chief Executive Officer presents his conclusions and recommendations to the Compensation Committee for approval. Our Compensation Committee has absolute discretion as to whether it approves the recommendations of the Chief Executive Officer or makes adjustments, as it deems appropriate. The Chief Executive Officer may also work with the Compensation Committee to gather and compile data needed for benchmarking purposes or for other analysis conducted by the Compensation Committee's independent consultants and advisors.

Benchmarking

Our Compensation Committee reviews competitive data for comparable executive positions in the market. External market data is used by the Compensation Committee as a point of reference in its executive pay decisions in conjunction with financial and individual performance data. The Compensation Committee reviews compensation information disclosed by a peer group of comparably sized companies with which we compete for business and executive talent and information derived from published survey data that compares the elements of each executive officer's target total direct compensation to the market information for executives with similar roles. FW Cook compiles this information for the Compensation Committee and size-adjusts the published survey data to reflect our size in relation to the survey participants to more accurately reflect the scope of responsibility for each NEO.

The Compensation Committee, in consultation with FW Cook, annually reviews and selects the peer companies, which generally consist of publicly-traded healthcare companies. The peer group companies selected for purposes of analyzing and determining the compensation of our executive officers, including our NEOs, were selected primarily based upon the following criteria: (i) similar business operations/industry/competitors for investor capital, (ii) comparable sales, market capitalization and profitability levels, and (iii) competitors for executive talent.

The Compensation Committee worked with FW Cook to evaluate our peer group and selected the following companies as our peer group for 2022 primarily because they are similar healthcare companies with revenues between approximately 1/3 and three times our pro-forma sales estimate of $2 billion:

Acadia Healthcare Company, Inc.	Encompass Health Corporation	RadNet, Inc.
Amedisys, Inc.	Hanger, Inc.	Select Medical Holdings Corp
AMN Healthcare Services, Inc.	ModivCare Inc.	The Ensign Group, Inc.
Brookdale Senior Living Inc.	Option Care Health, Inc.
Chemed Corporation	Premier, Inc.
Elements of Named Executive Officer Compensation
The following is a discussion of the primary elements of compensation for each of our NEOs for 2022, which consisted of the following:

Element	Description	Primary Objectives
Base Salary	● Fixed cash payments paid over the fiscal year	● Attract and retain key talent ● Provide competitive compensation ● Recognize experience and performance
Short-Term Incentives	● Performance-based annual cash and equity incentives	● Promote and reward achievement of the Company's annual financial and strategic objectives
Long-Term Incentives	● Restricted stock ● Performance restricted stock units	● Retain and motivate senior management over a multi-year vesting period ● Tie value earned to achievement of the Company's long-term goals
Retirement and Welfare Benefits	● 401(k) Plan ● Supplemental executive retirement plan ● Medical, dental, vision, life insurance and disability insurance	● Provide tax-efficient retirement savings ● Provide tax-efficient opportunity to supplement retirement savings ● Provide competitive health and welfare benefits
Perquisites	● Cell phone allowance	● Provide competitive ancillary benefits
Severance Benefits	● Cash and non-cash payments and benefits upon an involuntary termination of employment	● Provide protection in the event of an involuntary termination of employment

The Compensation Committee does not have a pre-established policy for the allocation between fixed compensation, such as base salary, and variable or "at risk" compensation, such as short-term cash and equity incentives. However, our Compensation Committee places a significant portion of total direct compensation for the NEOs at risk. At risk compensation under the Company’s annual cash incentives plan (the "Cash Incentive Plan") incentivizes our NEOs to reach or exceed desired financial operating goals. Moreover, at risk equity compensation under the Company's 2015 Omnibus Incentive Plan, as amended and restated effective January 1, 2020, as amended (the "Omnibus Incentive Plan"), incentivizes our NEOs because the full benefit of equity-based compensation cannot be realized unless our NEOs are able to grow the value of our stock over multiple years.

Base Salary

It is a part of the Company's compensation philosophy that employees be paid a base salary that is competitive with the salaries paid by comparable companies based on each employee's experience, performance and any other unique factors or qualifications. Generally, the Company has chosen to position cash compensation in a range around market median levels in order to remain competitive in attracting and retaining executive talent. FW Cook provides the Compensation Committee with benchmarking data, and our NEOs are provided with a base salary within the market benchmarked range based on their unique situation. Actual base salaries paid vary within a range based on performance over time. Our Compensation Committee reviews the base salaries of our NEOs on an annual basis, and takes into consideration the following factors when determining whether such amounts should be adjusted:

•the executive's performance;

•the performance of the Company;

•the impact of the executive's performance on the individual businesses or corporate functions for which the executive is responsible;

•the nature and importance of the executive's position and role within the Company;

•the scope of the executive's responsibility;

•the market data provided by the independent compensation consultant; and

•the current compensation package in place for the executive, including the executive's current annual salary and potential bonus awards under the Company's bonus plan.

The annual base salaries for applicable NEOs for 2021 and 2022 were as follows:

Named Executive Officer	2021 Base Salary (1)	2022 Base Salary
J. Eric Evans	$1,050,000	$1,050,000
David T. Doherty (1)	N/A	515,000
Thomas F. Cowhey (2)	525,000	N/A
Jennifer B. Baldock	420,000	535,000
Harrison R. Bane (1)	N/A	500,000
Bradley R. Owens	400,000	500,000
_______
(1)Neither Mr. Doherty nor Mr. Bane was a named executive officer in 2021. Therefore, in accordance with SEC rules, their compensation is only disclosed for the year ended December 31, 2022.
(2)Mr. Cowhey resigned as our Executive Vice President and Chief Financial Officer effective January 31, 2022.

In March 2023, the Compensation Committee determined that 2023 base salaries for Messrs. Evans, Bane and Owens would remain the same as 2022, and the 2023 base salaries for Ms. Baldock and Mr. Doherty would be set at $580,000 each. The Compensation Committee believes that the base salary for the NEOs is competitive and reasonable compared to the peer group and survey benchmark data.

Special Cash Bonuses

In acknowledgment of his efforts in connection with the successful completion of the Company’s public equity offering in November 2022, the Compensation Committee awarded Mr. Doherty a transaction bonus of $250,000 in cash. Also, in accordance with his employment agreement, Mr. Bane received cash payments of $100,000 within 30 days following commencement of employment with the Company and $100,000 six months following commencement of employment with the Company.

Short-Term Incentive Awards

The Company maintains the Cash Incentive Plan under which our Compensation Committee determines annual cash incentives for the Company's key employees, including our NEOs, based on achievement of pre-established annual financial goals. We provide an annual award opportunity under the Cash Incentive Plan in order to tie a significant part of the overall compensation of each of our executive officers to short-term corporate goals and objectives. Payments under the Cash Incentive Plan can be paid in cash or in common stock that is issued through the Omnibus Incentive Plan.

2022 Awards

The target bonus opportunity for each of our NEOs is based on a percentage of base salary, is established based on each NEO's respective level of management responsibility and is based on the achievement of certain established goals. For 2022, the target bonus opportunity as a percentage of base salary for each of our eligible NEOs was as follows: Mr. Evans - 100%, Mr. Doherty - 75%, Ms. Baldock - 80%, Mr. Bane - 60% and Mr. Owens - 60%.

For 2022, the Compensation Committee determined that the financial metric to be measured for purposes of determining the annual cash awards payable to our NEOs would be Adjusted EBITDA; however, in addition to Adjusted EBITDA, other metrics are applicable to certain NEOs as described below. In February 2022, the Compensation Committee established 2022 Adjusted EBITDA levels. Performance levels were set relative to the prior fiscal year's actual results and current fiscal year projections. The threshold performance level is the minimum performance level required for a payout under the Cash Incentive Plan, and the maximum performance level is the maximum payout. Performance targets are set with the intent that achievement will enhance stockholder value.

2022 Cash Incentive Plan Performance Goals	Threshold	Target	Maximum
Adjusted EBITDA (in millions)	$351.5	$370.0	$381.1
Payout	25%	100%	200%
If the Company's Adjusted EBITDA for 2022 is equal to or greater than $351.5 million, but less than $370.0 million, then the percentage of the target award that may be earned will be determined using a straight line interpolation between 25% and 100%. If the Company’s Adjusted EBITDA is equal to or greater than $370.0 million, but less than $381.1 million, the percentage of the target award that shall become earned will be determined using a straight line interpolation (between 100% and 200%).

With respect to Messrs. Evans and Doherty, the target bonus opportunity for 2022 is earned based on the Company's Adjusted EBITDA performance goals. With respect to Ms. Baldock’s target bonus opportunity for 2022, 50% is earned based on the Company’s Adjusted EBITDA performance goals and 50% is earned based on the achievement of certain goals associated with the Company’s acquisition and divestiture activity. With respect to Mr. Bane’s target bonus opportunity for 2022, 50% is earned based on the Company’s Adjusted EBITDA performance goals and 50% is earned based on the achievement of performance goals specific to the American Group over which Mr. Bane is President. With respect to the target bonus opportunity of Mr. Owens for 2022, 50% is earned based on the Company’s Adjusted EBITDA performance goals and 50% is earned based on the achievement of performance goals specific to the National Group over which Mr. Owens is President. Ms. Baldock and Messrs. Bane and Owens may earn above the target award applicable to their specific roles. Notwithstanding the foregoing, if the Company's Adjusted EBITDA is less than the threshold, no cash incentive award may be earned by the NEOs.

For 2022, the Company's Adjusted EBITDA was $380.2 million. However, after evaluating the Company's 2022 performance, the Compensation Committee determined that, while the Company's Adjusted EBITDA exceeded the targeted level of performance, the varying levels of performance across the Company justified aggregate incentive payments equal to approximately 71% of the targeted amounts (rather than 100%). The Compensation Committee further determined that Ms. Baldock earned an additional award above the target level due to the achievement of certain goals associated with her role as discussed above. As a result, the NEOs earned the following incentive payments:

Named Executive Officer	2022 Cash Incentive Award Earned
J. Eric Evans (1)	$1,035,189
David T. Doherty	274,238
Thomas F. Cowhey (2)	N/A
Jennifer B. Baldock	525,940
Harrison R. Bane	70,805
Bradley R. Owens	200,000
_______
(1)In connection with our public equity offering on November 21, 2022, Mr. Evans agreed to receive $500,000 of any 2022 annual cash incentive bonus earned in shares of our common stock, valued at the public offering price paid by purchasers in the offering ($24.50 per share). As a result, upon the Board’s determination that Mr. Evans had earned an aggregate annual cash incentive award of $890,500, the award was settled on March 24, 2023 with (i) the payment of $390,500 in cash and (ii) the issuance of 20,408 shares of common stock ($500,000 divided by $24.50) with a grant date fair value of approximately $645,000. The award of shares in partial settlement of the 2022 annual cash incentive is reflected in the “Stock Awards” column of the Summary Compensation Table on page 30.
(2)Mr. Cowhey resigned as our Executive Vice President and Chief Financial Officer effective January 31, 2022, and as a result, did not receive an incentive payment for 2022.
2023 Awards
In February 2023, the Compensation Committee granted incentive awards for 2023 to our eligible NEOs under the Cash Incentive Plan. The Compensation Committee determined that payment would be based on the Company's performance with respect to Adjusted EBITDA for 2023 as well as other metrics applicable to certain NEOs described below.

The target amount that may be earned by each NEO for 2023 under the Cash Incentive Plan is set forth below:

Named Executive Officer	2023 Short-Term Incentive Award Target
J. Eric Evans	$1,260,000
David T. Doherty	493,000
Jennifer B. Baldock	493,000
Harrison R. Bane	325,000
Bradley R. Owens	325,000
If the Company's Adjusted EBITDA for the year ending December 31, 2023 is equal to or greater than the threshold, but less than the target range, then the percentage of the target award related to Adjusted EBITDA that may be earned will be determined using a straight line interpolation between 25% and 100% of the target award. Additionally, up to 200% of the target award related to Adjusted EBITDA can be earned depending on the extent to which the Company's Adjusted EBITDA exceeds the target. If the Company's Adjusted EBITDA is less than the threshold, no cash incentive award related to Adjusted EBITDA may be earned.

With respect to Mr. Evans' and Mr. Doherty's target bonus opportunity for 2023, 100% is earned based on the Company's Adjusted EBITDA performance goals. As described above, if the Company's Adjusted EBITDA is less than the threshold, then the cash incentive award would not be earned.

With respect to Ms. Baldock’s target bonus opportunity for 2023, consistent with 2022, 50% is earned based on the Company’s Adjusted EBITDA performance goals and 50% is earned based on the achievement of certain goals associated with the Company’s acquisition and divestiture activity. With respect to Mr. Bane’s target bonus opportunity for 2023, 50% is earned based on the Company’s Adjusted EBITDA performance goals and 50% is earned based on the achievement of performance goals specific to the American Group over which Mr. Bane is President. With respect to the target bonus opportunity of Mr. Owens for 2023, consistent with 2022, 50% is earned based on the Company’s Adjusted EBITDA performance goals and 50% is earned based on the achievement of performance goals specific to the National Group over which Mr. Owens is President. Each of these NEOs may earn above the target award applicable to their specific roles. If the Company's Adjusted EBITDA is less than the threshold, then the 50% portion of the cash incentive award would not be earned. Additionally, with respect to the 50% portion of the cash incentive award related to each NEO’s performance-specific target, no cash incentive award may be earned by the applicable NEO does not achieve at least 25% of the target.

Long-Term Incentive Awards
Our long-term equity incentive program is designed to reward our NEOs for Company performance, drive sustainable, long-term growth for our Company and our stockholders, and reinforce retention.
2022 Annual Awards
Each of our eligible NEOs received equity grants in 2022 under the Omnibus Incentive Plan. Except as otherwise described herein, the long-term incentive award opportunity for each of our eligible NEOs for 2022 is shown in the table below:

Named Executive Officer	Time-based restricted stock		PSUs (at Target)
	$ value	# shares of common stock	$ value	# units of common stock
J. Eric Evans	2,000,000	37,016	2,000,000	37,016
David T. Doherty (1)	400,000	8,928	400,000	8,928
Thomas F. Cowhey (2)	N/A	N/A	N/A	N/A
Jennifer B. Baldock	400,000	7,403	400,000	7,403
Harrison R. Bane (3)	N/A	N/A	N/A	N/A
Bradley R. Owens	400,000	7,403	400,000	7,403
_______
(1)Mr. Doherty received his 2022 annual equity grant upon becoming our Executive Vice President and Chief Financial Officer effective February 1, 2022, which accounts for the difference in the number of shares from the other NEOs who received the annual grant on March 11, 2022.
(2)Mr. Cowhey resigned as our Executive Vice President and Chief Financial Officer effective January 31, 2022, and as a result, will not receive any equity grants in 2022.
(3)Mr. Bane became our American Group President effective September 6, 2022. In connection with his employment, he received a special grant as described below.
For our annual grants in 2022, the Compensation Committee generally determined that 50% of the grant date value to be delivered under the Company's long-term equity incentive program would consist of time-based restricted stock and the remaining 50% would consist of PSUs.

The time-based restricted stock awards vest in increments of one-third on each of the first, second and third anniversaries of the date of grant, generally subject to the executive's continued employment. The Compensation Committee believes that grants of time-based restricted stock foster employee share ownership, align the interests of our NEOs with those of our stockholders, and enhance retention by requiring continued employment over a period of years.

The PSUs provide our NEOs with the opportunity to earn a specified number of shares of common stock based on a one-time vesting on the third anniversary of the grant date if certain performance criterion is achieved during the three-year period. This creates a three-year incentive and alignment period.

For the PSUs awarded during 2022, the Compensation Committee set the threshold performance level as Adjusted EBITDA of $476.0 million by December 31, 2024 (the “Performance Period End Date”). If Adjusted EBITDA on the Performance Period End Date is equal to or greater than $476.0 million, but less than $489.0 million, then 100% of the target award may be earned. If Adjusted EBITDA on the Performance Period End Date is equal to or greater than $489.0 million, but less than $502.0 million, then 200% of the target award may be earned. If Adjusted EBITDA is $502.0 million or more on the Performance Period End Date, then 300% of the target award may be earned. The number of shares earned by the NEOs pursuant to the PSUs awarded during 2022 will not be determinable until the end of the Performance Period End Date.

2022 Special Awards

In October 2021, the Compensation Committee also determined to grant an additional special long-term equity-based incentive award in March 2022 to Mr. Owens as a further retention incentive due to his inability to participate in the executive option program. The special long-term incentive award opportunity for Mr. Owens provided for a time-based restricted stock award of $500,000, granting Mr. Owens 9,254 shares of common stock. The time-based restricted stock award vests 50% on the second anniversary of the date of grant, and 50% on the third anniversary of the grant, generally subject to Mr. Owens’ continued employment.

In connection with his employment as our Executive Vice President and Chief Financial Officer effective February 1, 2022, Mr. Doherty was granted a restricted stock award of 4,464 shares of common stock of the Company worth $200,000 on the date of grant. The award will vest in one-third increments on each of the first three anniversaries of the date of grant, generally subject to Mr. Doherty’s continued employment.

In connection with his employment as our President, American Group effective September 6, 2022, Mr. Bane was granted (i) a restricted stock award of 38,372 shares of common stock of the Company worth $1,000,000 on the date of grant, which will vest in one-third increments on each of the first three anniversaries of the date of grant, generally subject to Mr. Bane’s continued employment, and (ii) a performance stock unit award of $1,000,000 that becomes earned and vested based on performance criteria specified in the applicable award agreement.

2023 Annual Awards

In March 2023, the Compensation Committee utilized long-term equity-based incentive awards consisting of (i) 50% in the form of three-year time vesting restricted stock awards and (ii) 50% in the form of PSUs subject to Company performance with a one-time vesting on the third anniversary of the grant date if the performance criterion is achieved during the three-year period. The long-term incentive award opportunity for each of our eligible NEOs for 2023 is shown in the table below:

Named Executive Officer	Time-based restricted stock		PSUs (at Target)
	$ value	# shares of common stock	$ value	# units of common stock
J. Eric Evans	2,200,000	66,950	2,200,000	66,950
David T. Doherty	700,000	21,302	700,000	21,302
Jennifer B. Baldock	600,000	18,259	600,000	18,259
Harrison R. Bane	400,000	12,172	400,000	12,172
Bradley R. Owens	400,000	12,172	400,000	12,172
As with the 2022 awards, the 2023 time-based restricted stock awards vest in one-third increments on each anniversary of the date of grant, generally subject to the executive’s continued employment. With respect to the 2023 PSUs, performance is determined with respect to the achievement of an Adjusted EBITDA goal by the third anniversary of the grant date. If the Company’s Adjusted EBITDA is equal to or greater than the threshold, then the percentage of the target award that may be paid out to the NEOs is 100%, and up to 300%, subject to varying levels of performance in excess of the threshold. No shares are earned for performance below threshold. The shares that are earned will be subject to a one-time cliff vesting on the third anniversary of the grant date.

2023 Special Awards

In March 2023, the Compensation Committee also determined to grant additional special long-term equity-based incentive awards to Mr. Doherty and Ms. Baldock as a further retention incentive based on their key roles in the Company. The special long-term incentive award opportunity provided for a time-based restricted stock award of $1,000,000 for Mr. Doherty granting him 30,432 shares of common stock, and $750,000 for Ms. Baldock granting her 22,824 shares of common stock. The time-based restricted stock awards have a one-time vesting on the third anniversary of the grant date, generally subject to continued employment.

For purposes of the calculation of 2023 Adjusted EBITDA, the Compensation Committee, in its reasonable discretion, intends to make adjustments that are appropriate to account for extraordinary corporate events. The accretive earnings resulting from any acquisitions completed during 2023 will result in an adjustment that increases the performance goal, as calculated by the Compensation Committee in its discretion. Additionally, the Compensation Committee may consider such other adjustments to the calculation of Adjusted EBITDA as it reasonably determines are appropriate in accordance with the discretion provided to the Compensation Committee under the Omnibus Incentive Plan.

Retirement and Welfare Benefits and Perquisites

All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including medical, dental, vision, life and disability insurance. Our NEOs participate in these plans on the same basis as other eligible employees. We do not maintain any supplemental health and welfare plans for our NEOs.

In addition, the Company maintains a 401(k) plan in which eligible employees are permitted to participate. The Company’s 401(k) plan is a tax-qualified defined contribution retirement plan under which eligible employees may defer their eligible compensation, subject to the limits imposed by the Internal Revenue Code, and under which the Company may make discretionary matching contributions.

We also maintain the Symbion, Inc. Supplemental Executive Retirement Plan (the "SERP"), a nonqualified deferred compensation plan, for certain former management of Symbion, Inc., including Ms. Baldock. Under the SERP, participants may elect to defer up to 25% of annual base salary and up to 50% of bonus each year. Eligible employees who elect to defer are also entitled to an annual Company contribution under the SERP equal to 2% of base salary.

Severance Arrangements

The Company provides severance protection to each of our NEOs pursuant to employment agreements in the event that his or her employment is terminated by the Company without cause or he or she resigns for good reason. For a description of the severance protections provided to our NEOs please see "Executive Compensation - Potential Payments upon Termination or Change in Control" below.

Use of Non-GAAP Financial Metrics in our Executive Compensation Program

We believe that presenting certain non-GAAP measures can be helpful to investors who may wish to use some or all of this information to analyze the Company’s performance, prospects, and valuation. The items excluded from these non-GAAP metrics are significant components in understanding and evaluating our financial performance. We believe such adjustments are appropriate, as the magnitude and frequency of such items can vary significantly and are not related to the assessment of normal operating performance. We believe that the non-GAAP measures discussed below are appropriate for evaluating the performance of the Company for compensation-related purposes.

Adjusted EBITDA

For compensation purposes, “Adjusted EBITDA” is calculated as income before income taxes, adjusted for net income attributable to noncontrolling interests; depreciation and amortization; interest expense, net; equity-based compensation expense; transaction, integration and acquisition costs; loss (gain) on disposals and deconsolidations, net; litigation settlements and other litigation costs and other adjustments that are not related to the assessment of normal operating performance. We use Adjusted EBITDA as a measure of financial performance. Adjusted EBITDA is a key measure used by our management to assess operating performance, make business decisions and allocate resources. The Committee may consider such other adjustments to the calculation of Adjusted EBITDA as it reasonably determines are appropriate in accordance with the discretion provided to the Committee under the Incentive Plan.

A reconciliation of Adjusted EBITDA to income before income taxes, the most directly comparable GAAP financial measure can be found in "Management’s Discussion and Analysis of Financial Condition and Results of Operations - Certain Non-GAAP Measures" in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Risk Management and Compensation

Our Compensation Committee believes that the Company’s compensation policies and practices are an integral part of the Board’s risk management. Our Compensation Committee considers various features of our compensation policies and practices that discourage excessive or unnecessary risk taking, including but not limited to the following:

•Appropriate pay philosophy, peer group and other market comparability data and market positioning to align with and support business objectives;

•Effective balance in:

◦Cash and equity pay mix, including the use of restricted stock, PSUs and stock options, used to focus employees on mitigating downside risk while generating long-term gains;

◦Short- and longer-term performance focus;

◦Management and Board discretion to manage pay as it deems appropriate in light of Company and industry developments; and

•Compensation Committee oversight of our compensation policies and practices to determine whether they encourage excessive risk-taking and evaluate compensation policies and practices that could mitigate any such risk.

Our Compensation Committee believes that the Company's executive compensation program does not encourage inappropriate risk-taking and the level of risk associated with the Company's compensation programs is not reasonably likely to have a material adverse effect on the Company.

Stock Ownership Guidelines

The Compensation Committee believes that, in order to demonstrate alignment of the interests of management and the directors with the stockholders of the Company, NEO’s and non-employee directors should have and maintain a significant equity stake in the Company. As a result, in February 2022, the Compensation Committee adopted share ownership and retention guidelines applicable to the NEOs and non-employee directors, which require:

•The CEO and the Executive Chairman to hold shares of Company common stock with a fair market value equal to five times their current base salary;

•Other named executive officers to hold shares of Company common stock with a fair market value equal to three times their current base salary; and

•Non-employee directors of the Company to hold shares of Company common stock with a fair market value equal to three times their annual retainer.

The guidelines provide that all owned stock, restricted stock awards and vested performance stock unit awards count towards the ownership guidelines.

The Compensation Committee will monitor compliance with these guidelines on an annual basis. Until the minimum share ownership requirement applicable to an NEO or non-employee director is satisfied, and thereafter whenever the minimum share ownership requirement is not satisfied, such NEO or non-employee director must retain 50% of the net shares received by such person as a result of the exercise of stock options, payout of performance unit awards, or any other award under the Omnibus Incentive Plan. As of March 30, 2023, all of the Company’s NEOs and non-employee directors (other than the directors associated with Bain Capital) met the minimum share ownership guidelines, except for Dr. Maryland, who became a member of our Board of Directors in February 2021. The NEOs and non-employee directors (other than the directors associated with Bain Capital) must make good faith efforts to satisfy the minimum share ownership requirements described above; however, there is no specific time period in which an NEO or non-employee director must satisfy the minimum share ownership requirements.

Say-on-Pay Feedback from Stockholders

Each year, the Compensation Committee considers the results of the prior year's advisory vote as it reviews and determines the compensation packages of our NEOs. In 2022, we received strong support for our executive compensation program, as approximately 97% of total votes cast on the advisory vote on executive compensation voted to approve the proposal.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the Company's management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

                            Submitted by the Compensation Committee:
                            T. Devin O'Reilly, Chairman
                            Brent Turner
                            Andrew T. Kaplan
                            John A. Deane

EXECUTIVE COMPENSATION

Summary Compensation Table
The following table summarizes information regarding the compensation awarded to, earned by or paid to our named executive officers during the years ended December 31, 2022, 2021 and 2020.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(6)(7)	Option Awards	Non-Equity Incentive Plan Compensation (8)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (9)	Total
J. Eric Evans Chief Executive Officer	2022	$1,050,000	$—	$4,645,000	$—	$390,500	$—	$7,325	$6,092,825
	2021	1,050,000	—	2,500,000	—	750,000	—	7,123	4,307,123
	2020	915,963	—	2,250,000	—	375,000	—	900	3,541,863
David T. Doherty Executive Vice President and Chief Financial Officer (1)	2022	499,394	250,000(4)	1,000,000	—	274,238	—	6,907	2,030,539
Thomas F. Cowhey Former Executive Vice President and Chief Financial Officer (2)	2022	90,865	—	—	—	—	—	2,342	93,207
	2021	519,231	—	1,037,500	—	393,750	—	7,700	1,958,181
	2020	481,581	—	937,500	—	187,500	—	3,323	1,609,904
Jennifer B. Baldock Executive Vice President, Chief Administrative and Development Officer	2022	508,461	—	800,000	—	525,940	(34,802)	15,725	1,815,324
	2021	420,000	—	600,000	—	452,000	34,036	16,100	1,522,136
	2020	411,097	—	576,000	—	126,000	18,963	14,600	1,146,659
Harrison R. Bane President, American Group (1)	2022	157,692	200,000(5)	2,000,000	—	70,805	—	269	2,428,766
Bradley R. Owens President, National Group (3)	2022	476,923	—	1,300,000	—	200,000	—	7,100	1,984,023
	2021	391,923	—	600,000	—	390,000	—	6,800	1,388,723
_______
(1)Messrs. Doherty and Bane were not named executive officers until 2022. Therefore, in accordance with SEC rules, their compensation is only disclosed for the year ended December 31, 2022.
(2)Mr. Cowhey served as our Executive Vice President and Chief Financial Officer until January 31, 2022.
(3)Mr. Owens was not a named executive officer in 2020. Therefore, in accordance with SEC rules, his compensation is only disclosed for the years ended December 31, 2022 and 2021.
(4)Reflects a transaction bonus paid to Mr. Doherty in acknowledgment of his efforts in connection with the successful completion of the Company’s public equity offering in November 2022.
(5)Reflects cash payments of $100,000 within 30 days following commencement of employment with the Company and $100,000 six months following commencement of employment with the Company, in each case in accordance with Mr. Bane’s employment agreement.
(6)Reflects the dollar amounts of the aggregate grant date fair value of stock and PSUs granted to our NEOs, as determined in accordance with FASB ASC Topic 718. These amounts do not reflect the actual amounts that may be paid or realized by our NEOs and exclude the effect of estimated forfeitures. The aggregate grant date fair value of the time-based restricted stock awards was calculated using the closing price of our common stock on the grant date. The aggregate grant date fair value of the PSUs was determined based on the probable outcome of the applicable performance conditions associated with such award. The PSU awards were valued based on a grant date fair value of $54.03 per share (for awards granted in 2022), $42.04 per share (for awards granted in 2021) and $6.39 per share (for awards granted in 2020), except that the PSU awards granted to Mr. Doherty on February 1, 2022 had a grant date fair value of $44.80 per share, and the PSU awards granted to Mr. Bane on September 1, 2022 had a grant date fair value of $26.06 per share.

Assuming that the maximum performance goals are attained for the PSUs granted in 2022, 2021 and 2020, the aggregate grant date fair value of the annual grants of PSUs would have been:

Name	2022 PSU Awards	2021 PSU Awards	2020 PSU Awards
J. Eric Evans	$6,000,000	$1,875,000	$1,875,000
David T. Doherty	1,200,000	N/A	N/A
Thomas F. Cowhey	N/A	787,500	750,000
Jennifer B. Baldock	1,200,000	450,000	450,000
Harrison R. Bane	3,000,000	N/A	N/A
Bradley R. Owens	1,200,000	400,000	N/A

The underlying valuation assumptions for PSUs are further disclosed in footnotes to our consolidated financial statements filed with our annual report on Form 10-K for the years ended December 31, 2022, 2021 and 2020.
(7)In lieu of making the full cash incentive payment earned by each of the NEOs for achieving 2020 performance goals, the Compensation Committee determined that the NEOs would each be granted a number of shares of common stock in the Company equivalent in value to 50% of the cash amounts that each would have received, which was determined based on the closing price of a share of common stock on the Nasdaq Stock Market as of the close of business on March 26, 2021.
In connection with our public equity offering on November 21, 2022, Mr. Evans agreed to receive $500,000 of any 2022 annual cash incentive bonus earned in shares of our common stock, valued at the public offering price paid by purchasers in the offering ($24.50 per share). As a result, upon the Board’s determination that Mr. Evans had earned an aggregate annual cash incentive award of $890,500, the award was settled on March 24, 2023 with (i) the payment of $390,500 in cash and (ii) the issuance of 20,408 shares of common stock ($500,000 divided by $24.50) with a grant date fair value of approximately $645,000.
(8)Reflects the dollar amounts of cash incentives earned by our NEOs under our Cash Incentive Plan. Please refer to the section titled "Compensation Discussion and Analysis - Elements of Named Executive Officer Compensation - Short-Term Incentive Awards" above for additional details regarding our cash incentive program. Does not include awards under the Cash Incentive Plan for which shares of common stock have been issued in lieu of cash incentive payments, which awards are included in the “Stock Awards” column of the Summary Compensation Table.
(9)Reflects the items set forth in the table below, as applicable to each NEO:

Name	Year	Company 401(k) match contributions (a)	Company contributions under the SERP (b)	Other (c)	Total
J. Eric Evans	2022	$6,100	$—	$1,225	$7,325
	2021	5,800	—	1,323	7,123
	2020	—	—	900	900
David T. Doherty	2022	5,907	—	1,000	6,907
Thomas F. Cowhey	2022	1,615	—	727	2,342
	2021	5,800	—	1,900	7,700
	2020	2,423	—	900	3,323
Jennifer B. Baldock	2022	6,100	8,400	1,225	15,725
	2021	5,800	8,400	1,900	16,100
	2020	5,700	8,000	900	14,600
Harrison R. Bane	2022	—	—	269	269
Bradley R. Owens	2022	6,100	—	1,000	7,100
	2021	5,800	—	1,000	6,800
_______
(a)Reflects Company matching contributions to the Company's 401(k) Plan which is a broad-based tax-qualified defined contribution plan.

(b)Reflects Company contributions to the Symbion, Inc. Supplemental Executive Retirement Plan, a nonqualified deferred compensation plan.
(c)Reflects cell phone reimbursement and Company contributions to the NEOs health savings accounts for the applicable year.
2022 Grants of Plan-Based Awards
The following table sets forth information regarding grants of non-equity and equity-based awards granted to each of our NEOs during the year ended December 31, 2022. Mr. Cowhey served as our Executive Vice President and Chief Financial Officer until January 31, 2022 and, as a result, did not receive any grants of non-equity and equity-based awards in 2022.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All other stock awards: Number of shares of stock (# of shares)	Grant Date fair value of stock and option awards
Name	Type of Award	Grant Date	Threshold	Target	Maximum	Threshold (# of shares)	Target (# of shares)	Maximum (# of shares)
J. Eric Evans	Cash Incentive	—	$262,500	$1,050,000	$2,100,000	—	—	—	—	$—
	Restricted Stock (2)	3/11/22	—	—	—	—	—	—	37,016	2,000,000 (7)
	PSUs (3)	3/11/22	—	—	—	37,016	74,032	111,048	—	2,000,000 (8)
David T. Doherty	Cash Incentive	—	96,563	386,250	772,500	—	—	—	—	—
	Restricted Stock (2)	2/01/22	—	—	—	—	—	—	8,928	400,000 (7)
	Restricted Stock (4)	2/01/22	—	—	—	—	—	—	4,464	200,000 (7)
	PSUs (3)	2/01/22	—	—	—	8,928	17,856	26,784	—	400,000 (8)
Jennifer B. Baldock	Cash Incentive	—	106,250	425,000	850,000	—	—	—	—	—
	Restricted Stock (2)	3/11/22	—	—	—	—	—	—	7,403	400,000 (7)
	PSUs (3)	3/11/22	—	—	—	7,403	14,806	22,209	—	400,000 (8)
Harrison R. Bane	Cash Incentive	—	25,000	100,000	200,000	—	—	—	—	—
	Restricted Stock (4)	9/1/22	—	—	—	—	—	—	38,372	1,000,000 (7)
	PSUs (5)	9/1/22	—	—	—	38,372	76,744	115,116	—	1,000,000 (8)
Bradley R. Owens	Cash Incentive	—	75,000	300,000	600,000	—	—	—	—	—
	Restricted Stock (2)	3/11/22	—	—	—	—	—	—	7,403	400,000 (7)
	Restricted Stock (6)	3/11/22	—	—	—	—	—	—	9,254	500,000 (7)
	PSUs (3)	3/11/22	—	—	—	7,403	14,806	22,209	—	400,000 (8)
_______
(1)Reflects annual cash incentive opportunities granted under our Cash Incentive Plan. Each eligible NEO was eligible to receive a target annual bonus that is equal to a percentage of his or her annual base salary. For 2022, the target bonus opportunity as a percentage of base salary for each of our eligible NEOs, except for Mr. Cowhey was as follows: Mr. Evans - 100%, Mr. Doherty - 75%, Ms. Baldock - 80%, Mr. Bane - 60% and Mr. Owens - 60%. Mr. Cowhey resigned as our Executive Vice President and Chief Financial Officer effective January 31, 2022, and as a result, did not receive an incentive payment for 2022. Mr. Bane joined the Company in September 2022, therefor he was eligible to receive prorated amount of his target annual bonus for 2022. See "Compensation Discussion and Analysis - Elements of Named Executive Officer Compensation - Short-Term Incentive Awards" for additional information.
(2)Reflects grants of restricted stock awards to our NEOs under our equity incentive plan, as described in "Compensation Discussion and Analysis - Elements of Named Executive Officer Compensation - Long-Term Incentive Awards - 2022 Annual Awards" above. Each restricted stock award will vest as to one-third of the award on each of the first, second and third anniversaries of the date of grant, generally contingent upon continued employment through each such vesting date (except as expressly provided in the award agreement evidencing the grant of such restricted stock award).
(3)Reflects the threshold, target and maximum future payouts under the PSUs granted to our NEOs under our equity incentive plan. PSUs provide our NEOs with the opportunity to earn a specified number of shares of common stock subject to a cliff vesting based on achievement of certain Company performance objectives over a three-year period, thereby creating a three-year incentive and alignment period. For a description of the PSU vesting terms, see "Compensation Discussion and Analysis - Elements of Named Executive Officer Compensation - Long-Term Incentive Awards - 2022 Annual Awards."
(4)Reflects the grant of restricted stock awards to Mr. Doherty in connection with his employment as our Executive Vice President and Chief Financial Officer effective February 1, 2022, and Mr. Bane in connection with his employment as our President, American Group effective September 1, 2022, as described in "Compensation Discussion and Analysis - Elements of Named Executive Officer Compensation - Long-Term Incentive Awards - 2022 Special Awards" above. Each restricted stock award will vest as to one-third of the award on each of the first, second and third anniversaries of the date of grant, generally contingent upon continued employment through each such vesting date (except as expressly provided in the award agreement evidencing the grant of such restricted stock award).
(5)Reflects the threshold, target and maximum future payouts under the PSUs granted to Mr. Bane in connection with his employment as our President, American Group effective September 1, 2022. PSUs provide our NEOs with the opportunity to earn a specified number of shares of common stock subject to a cliff vesting based on achievement of certain Company performance objectives over a three-year period, thereby creating a three-year incentive and alignment period. For a description of the PSU vesting terms, see "Compensation Discussion and Analysis - Elements of Named Executive Officer Compensation - Long-Term Incentive Awards - 2022 Annual Awards."
(6)Reflects grants of restricted stock awards to the NEO under our equity incentive plan, as described in "Compensation Discussion and Analysis - Long-Term Incentive Awards - 2022 Special Awards" above. Each restricted stock award will vest as to one-half of the award on each of the second and third anniversaries of the date of grant, generally contingent upon continued employment through each such vesting date (except as expressly provided in the award agreement evidencing the grant of such restricted stock award).
(7)Reflects the aggregate grant date fair value of time-based restricted stock awards granted to our NEOs in 2022, as determined in accordance with FASB ASC Topic 718. These amounts do not reflect the actual amounts that may be paid or realized by our NEOs and exclude the effect of estimated forfeitures. The aggregate grant date fair value of the time-based restricted stock awards was calculated using the closing price of a share of the Company's common stock on the date of grant.
(8)Reflects the aggregate grant date fair value of PSUs granted to NEOs in 2022, as determined in accordance with FASB ASC Topic 718. These amounts do not reflect the actual amounts that may be paid or realized by our NEOs and exclude the effect of estimated forfeitures. The aggregate grant date fair value of the PSUs was determined based on the probable outcome of the applicable performance conditions associated with such award. The award was valued using the closing price of a share of the Company's common stock on the date of grant.
Narrative Disclosure to Summary Compensation Table and 2022 Grants of Plan-Based Awards Table
We have entered into employment agreements with each of our NEOs. A summary of certain terms follows:

J. Eric Evans. Pursuant to Mr. Evans' employment agreement, as amended, an annual base salary was established, subject to adjustment at the discretion of our Compensation Committee, and he is eligible to receive an annual bonus with a target amount equal to $750,000. For information regarding Mr. Evans' base salary and bonus eligibility in 2022, please see "Compensation Discussion and Analysis." Mr. Evans is eligible to participate in the Company's employee benefit programs for senior executives. Mr. Evans is entitled to benefits upon certain terminations of employment, as described in "Executive Compensation - Potential Payments upon Termination or Change in Control" below.

David T. Doherty. Pursuant to Mr. Doherty’s employment agreement, an annual base salary was established, subject to adjustment at the discretion of the Board or our Compensation Committee, and he is eligible to receive an annual bonus with a target amount equal to 75% of his base salary. For information regarding Mr. Doherty’s base salary and bonus eligibility in 2022, please see "Compensation Discussion and Analysis." Mr. Doherty’s is eligible to participate in the Company’s employee benefit programs for senior executives. For a description of the payments and benefits Mr. Doherty may be entitled to in connection with a termination of employment, see "- Potential Payments upon Termination or Change in Control" below.

Thomas F. Cowhey. Pursuant to Mr. Cowhey’s employment agreement, an annual base salary was established, subject to adjustment at the discretion of the Board or our Compensation Committee, and prior to his resignation effective January 31, 2022, he was eligible to receive an annual bonus with a target amount equal to 75% of his base salary. For information regarding Mr. Cowhey’s base salary and bonus eligibility in 2022, please see "Compensation Discussion and Analysis." Mr. Cowhey was eligible to participate in the Company’s employee benefit programs for senior executives. For a description of the payments and benefits Mr. Cowhey may have been entitled to in connection with a termination of employment, see "- Potential Payments upon Termination or Change in Control" below.

Jennifer B. Baldock. Pursuant to Ms. Baldock's amended and restated employment agreement, an annual base salary was established, subject to adjustment at the discretion of the Board or the Compensation Committee. Ms. Baldock is also eligible to earn an annual cash bonus based on the achievement of certain performance goals with a target of 60% of her base salary. For information regarding Ms. Baldock’s base salary and bonus eligibility in 2022, please see "Compensation Discussion and Analysis." Ms. Baldock is eligible to participate in our employee benefit plans, as may be in effect from time to time. For a description of the payments and benefits Ms. Baldock may be entitled to in connection with a termination of employment, see "- Potential Payments upon Termination or Change in Control" below.

Harrison R. Bane. Pursuant to Mr. Bane’s employment agreement, an annual base salary was established, subject to adjustment at the discretion of the Board or the Compensation Committee. Mr. Bane is also eligible to earn an annual cash bonus based on the achievement of certain performance goals with a target of 60% of his base salary. For information regarding Mr. Bane’s base salary and bonus eligibility in 2022, please see "Compensation Discussion and Analysis." Mr. Bane is eligible to participate in our employee benefit plans, as may be in effect from time to time. For a description of the payments and benefits Mr. Bane may be entitled to in connection with a termination of employment, see "-Potential Payments upon Termination or Change in Control" below.

Bradley R. Owens. Pursuant to Mr. Owens' employment agreement, an annual base salary was established, subject to adjustment at the discretion of the Board or the Compensation Committee. Mr. Owens is eligible to earn an annual cash bonus based on the achievement of certain performance goals with a target of 60% of his base salary. For information regarding Mr. Owens’ base salary and bonus eligibility in 2022, please see "Compensation Discussion and Analysis." Mr. Owens is eligible to participate in the Company’s employee benefit plans, as may be in effect from time to time. For a description of the payments and benefits Mr. Owens may be entitled to in connection with a termination of employment, see "-Potential Payments upon Termination or Change in Control" below.

In addition, each of our eligible NEOs received equity grants under the Omnibus Incentive Plan, as described in "Short-Term Incentive Awards" and "Long-Term Incentive Awards" in the "Compensation Discussion and Analysis" section above.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding equity awards held by our NEOs as of December 31, 2022.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested (17)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not yet vested (#)	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not yet vested (17)
J. Eric Evans	500,000 (1)	—	$11.54	4/1/2029	—	$—	—	$—
	—	—	—	—	32,603 (4)	908,320	—	—
	—	—	—	—	48,905 (5)	1,362,493	—	—
	—	—	—	—	7,433 (6)	207,083	—	—
	—	—	—	—	9,911 (7)	276,120	—	—
	—	—	—	—	37,016 (8)	1,031,266	—	—
	—	—	—	—	14,866 (9)	414,167	—	—
	—	—	—	—	14,866 (10)	414,167	—	—
	—	—	—	—	—	—	37,016 (15)	1,031,266
David T. Doherty	—	—	—	—	431 (3)	12,008	—	—
	—	—	—	—	6,521 (4)	181,675	—	—
	—	—	—	—	9,781 (5)	272,499	—	—
	—	—	—	—	2,974 (7)	82,856	—	—
	—	—	—	—	4,460 (9)	124,256	—	—
	—	—	—	—	13,392 (11)	373,101	—	—
	—	—	—	—	—	—	8,928 (14)	248,734
Thomas F. Cowhey	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Jennifer B. Baldock	199,500 (2)	—	13.42	3/15/2029	—	—	—	—
	—	—	—	—	11,737 (4)	326,993	—	—
	—	—	—	—	17,606 (5)	490,503	—	—
	—	—	—	—	1,784 (6)	49,702	—	—
	—	—	—	—	3,568 (7)	99,404	—	—
	—	—	—	—	7,403 (8)	206,248	—	—
	—	—	—	—	5,352 (9)	149,107	—	—
	—	—	—	—	—	—	7,403 (15)	206,248
Harrison R. Bane	—	—	—	—	38,372 (13)	1,069,044	—	—
	—	—	—	—	—	—	38,372 (16)	1,069,044
Bradley R. Owens	—	—	—	—	9,520 (4)	265,227	—	—
	—	—	—	—	14,280 (5)	397,841	—	—
	—	—	—	—	2,379 (6)	66,279	—	—
	—	—	—	—	3,172 (7)	88,372	—	—
	—	—	—	—	7,403 (8)	206,248	—	—
	—	—	—	—	4,757 (9)	132,530	—	—
	—	—	—	—	9,254 (12)	257,816	—	—
	—	—	—	—	—	—	7,403 (15)	206,248
_______
(1)Represents non-qualified stock options granted on April 1, 2019 to Mr. Evans in connection with the commencement of his employment with the Company, which are generally subject to the following performance and time-vesting criteria: (a) one-third becomes vested in three equal installments on each of December 31, 2020, December 31, 2021 and December 31, 2022, generally contingent upon continued employment through each applicable vesting date (each, a "Time Condition"); (b) one-third becomes vested upon (I) satisfaction of each Time Condition and (II) achievement by the Company of an average closing price of a share of common stock on the Nasdaq Stock Market of $25.00 over any period of 30 consecutive trading days; and (c) one-third becomes vested upon (I) satisfaction of each Time Condition and (II) achievement by the Company of an average closing price of a share of common stock on the Nasdaq Stock Market of $35.00 over any period of 30 consecutive trading days.
(2)Represents non-qualified stock options granted on March 15, 2019, in exchange for the cancellation of previously issued LPUs. The non-qualified stock options are generally subject to the following performance and vesting criteria: (a) one-third becomes vested in three equal installments on each of December 31, 2020, December 31, 2021, and December 31, 2022, generally contingent upon continued employment through each applicable vesting date (each, a "Time Condition"); (b) one-third becomes vested upon (I) satisfaction of each Time Condition and (II) achievement by the Company of an average closing price of a share of common stock on the Nasdaq Stock Market of $25.00 over any period of 30 consecutive trading days; and (c) one-third becomes vested upon (I) satisfaction of each Time Condition and (II) achievement by the Company of an average closing price of a share of common stock on the Nasdaq Stock Market of $35.00 over any period of 30 consecutive trading days.
(3)Represents remaining one-third of restricted stock awards granted on August 28, 2020, of which one-third of the original award vests upon the first, second and third anniversaries of the date of grant, generally subject to continued employment through each vesting date.
(4)Represents remaining one-third of restricted stock awards granted on March 13, 2020, of which one-third of the original award vests upon the first, second and third anniversaries of the date of grant, generally subject to continued employment through each vesting date.
(5)Represents remaining one-half of PSUs granted on March 13, 2020, which were deemed earned on February 24, 2021 of which one-half vest on each February 24, 2022 and 2023.
(6)Represents remaining one-half of special restricted stock awards granted on March 10, 2021, of which one-half of the original award vests upon the first and second anniversaries of the date of grant, generally subject to continued employment through each vesting date.
(7)Represents remaining two-thirds of restricted stock awards granted on March 10, 2021, of which one-third of the original award vests upon the first, second and third anniversaries of the date of grant, generally subject to continued employment through each vesting date.
(8)Represents restricted stock awards granted on March 11, 2022, of which one-third of the original award vests upon the first, second and third anniversaries of the date of grant, generally subject to continued employment through each vesting date.
(9)Represents PSUs granted on March 10, 2021, which were deemed earned on February 10, 2022 of which one-half vest on each February 10, 2023 and 2024.
(10)Represents special PSUs granted on March 10, 2021, which were deemed earned on February 10, 2022 of which one-half vest on each February 10, 2023 and 2024.
(11)Represents restricted stock awards granted on February 1, 2022, of which one-third of the original award vests upon the first, second and third anniversaries of the date of grant, generally subject to continued employment through each vesting date.
(12)Represents special restricted stock awards granted on March 11, 2022, of which one-half of the original award vests upon the first and second anniversaries of the date of grant, generally subject to continued employment through each vesting date.
(13)Represents special restricted stock awards granted on September 1, 2022, of which one-third of the original award vests upon the first, second and third anniversaries of the date of grant, generally subject to continued employment through each vesting date.
(14)Represents PSUs granted on February 1, 2022, which vest as set forth in the section titled "Compensation Discussion and Analysis - Elements of Named Executive Officer Compensation - Long-Term Incentive Awards - 2022 Annual Awards."
(15)Represents PSUs granted on March 11, 2022, which vest as set forth in the section titled "Compensation Discussion and Analysis - Elements of Named Executive Officer Compensation - Long-Term Incentive Awards - 2022 Annual Awards."
(16)Represents PSUs granted on September 1, 2022, which vest as set forth in the section titled "Compensation Discussion and Analysis - Elements of Named Executive Officer Compensation - Long-Term Incentive Awards - 2022 Annual Awards."
(17)Based on the closing price of a share of our common stock on December 30, 2022 of $27.86, except as otherwise indicated.

2022 Option Exercises and Stock Vested
The following table sets forth information regarding options exercised or stock awards that vested for our NEOs during the year ended December 31, 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
J. Eric Evans	—	$—	28,885 (4)	$1,590,119
	—	—	32,603 (5)	1,761,540
	—	—	7,433 (6)	421,748
	—	—	4,955 (7)	281,147
	—	—	48,904 (8)	2,218,774
David T. Doherty	—	—	430 (1)	12,689
	—	—	2,795 (2)	140,980
	—	—	4,191 (3)	226,440
	—	—	6,520 (5)	352,276
	—	—	1,486 (7)	84,316
	—	—	9,780 (8)	443,719
Thomas F. Cowhey	—	—	6,210 (2)	313,232
	—	—	9,314 (3)	503,235
	—	—	13,041 (5)	704,605
	—	—	2,973 (6)	168,688
	—	—	2,081 (7)	118,076
	—	—	19,561 (8)	887,483
	127,662 (9)	5,245,632	—	—
	6,761 (10)	250,292	—	—
	49,886 (11)	1,927,096	—	—
	48,047 (12)	1,926,204	—	—
	11,300 (13)	447,932	—	—
	25,342 (14)	1,024,830	—	—
Jennifer B. Baldock	—	—	5,590 (2)	281,960
	—	—	8,383 (3)	452,933
	—	—	11,737 (5)	634,150
	—	—	1,784 (6)	101,224
	—	—	1,784 (7)	101,224
	—	—	17,605 (8)	798,739
Bradley R. Owens	—	—	9,520 (5)	514,366
	—	—	2378 (6)	134,928
	—	—	1,585 (7)	89,933
	—	—	14,280 (8)	647,884
_______
(1)Represents one-third of the award of restricted stock granted on August 28, 2020 that vested on August 28, 2022. The closing price per share of our common stock on August 26, 2022 (the last trading date prior to the vesting date) was $29.51.
(2)Represents one-third of the award of restricted stock granted on March 15, 2019 that vested on March 15, 2022. The closing price per share of our common stock on March 14, 2022 (the last trading date prior to the vesting date) was $50.44.

(3)Represents PSUs granted on March 15, 2019 that became earned as of March 13, 2020, and of which one-half vested on March 13, 2022. The closing price per share of our common stock on March 11, 2022 (the last trading date prior to the vesting date) was $54.03.
(4)Represents one-third of the award of restricted stock granted on April 1, 2019 that vested on April 1, 2022. The closing price per share of our common stock on March 31, 2022 (the last trading date prior to the vesting date) was $55.05.
(5)Represents one-third of the award of restricted stock granted on March 13, 2020 that vested on March 13, 2022. The closing price per share of our common stock on March 11, 2022 (the last trading date prior to the vesting date) was $54.03.
(6)Represents one-half of the award of restricted stock granted on March 10, 2021 that vested on March 10, 2022. The closing price per share of our common stock on March 9, 2022 (the last trading date prior to the vesting date) was $56.74.
(7)Represents one-third of the award of restricted stock granted on March 10, 2021 that vested on March 10, 2022. The closing price per share of our common stock on March 9, 2022 (the last trading date prior to the vesting date) was $56.74.
(8)Represents PSUs granted on March 13, 2020 that became earned as of February 24, 2021, and of which one-half vested on February 24, 2022. The closing price per share of our common stock on February 23, 2022 (the last trading date prior to the vesting date) was $45.37.
(9)Represents options granted on March 15, 2019 that were exercised on March 10, 2022. The grant price per share was $13.42, and the closing price per share of our common stock on March 9, 2022 (the last trading date prior to the exercise date) was $54.51.
(10)Represents options granted on March 15, 2019 that were exercised on March 14, 2022. The grant price per share was $13.42, and the closing price per share of our common stock on March 11, 2022 (the last trading date prior to the exercise date) was $50.44.
(11)Represents options granted on March 15, 2019 that were exercised on March 16, 2022. The grant price per share was $13.42, and the closing price per share of our common stock on March 15, 2022 (the last trading date prior to the exercise date) was $52.05.
(12)Represents options granted on March 15, 2019 that were exercised on March 17, 2022. The grant price per share was $13.42, and the closing price per share of our common stock on March 16, 2022 (the last trading date prior to the exercise date) was $53.51.
(13)Represents options granted on March 15, 2019 that were exercised on March 18, 2022. The grant price per share was $13.42, and the closing price per share of our common stock on March 17, 2022 (the last trading date prior to the exercise date) was $53.06.
(14)Represents options granted on March 15, 2019 that were exercised on March 22, 2022. The grant price per share was $13.42, and the closing price per share of our common stock on March 21, 2022 (the last trading date prior to the exercise date) was $53.86.
Nonqualified Deferred Compensation
The following table sets forth information regarding the value of accumulated benefits of our NEOs under our nonqualified deferred compensation arrangements as of December 31, 2022.

Name	Executive contributions in last fiscal year (1)	Company contributions in last fiscal year (2)	Aggregate loss in last fiscal year (3)	Aggregate withdrawals/ distributions	Aggregate balance at last fiscal year end
J. Eric Evans	$—	$—	$—	$—	$—
David T. Doherty	—	—	—	—	—
Thomas F. Cowhey	—	—	—	—	—
Jennifer B. Baldock	10,169	8,400	(34,802)	—	201,067
Harrison R. Bane	—	—	—	—	—
Bradley R. Owens	—	—	—	—	—
_______
(1)Reflects contributions by each of our eligible NEOs to the Symbion, Inc. Supplemental Executive Retirement Plan (the "SERP") during 2022.
(2)Reflects Company contributions to the SERP on behalf of each of our eligible NEOs during 2022.
(3)Reflects aggregate losses accrued on the accounts of each of our eligible NEOs during 2022.
Ms. Baldock has participated in the SERP, a nonqualified deferred compensation plan sponsored by Symbion, which is an unfunded plan available to executives and certain key employees and directors of Symbion, an indirect subsidiary of the Company. Under the SERP, participants are permitted to defer up to 25% of their annual base salary and up to 50% of their bonus each year. Symbion makes a matching contribution for each participant who contributed at least 2% of base salary earned during such plan year and who was employed as of the last day of the plan year. Each Symbion contribution is subject to forfeiture for one year following the contribution. Symbion does not provide above-market or preferential earnings on deferred compensation.
Potential Payments upon Termination or Change in Control
Employment Agreement-Related Severance Benefits for our NEOs Employed at the End of 2022

As described above under the heading "Executive Compensation - Narrative Disclosure to Summary Compensation Table and 2022 Grants of Plan-Based Awards Table," we have entered into employment agreements with each of our continuing NEOs, which were amended and restated effective March 8, 2022 (except for Mr. Evans, Mr. Doherty and Mr. Cowhey (whose employment agreement was terminated upon his resignation as our Executive Vice President and Chief Financial Officer effective January 31, 2022)). Each of our NEOs is entitled to receive certain benefits upon a qualifying termination of employment and/or upon certain change in control transactions accompanied by a qualifying termination of employment within a certain period of time following such transaction. The following discussion is based on the employment agreements in effect as of December 31, 2022. The employment agreements provide for severance upon a termination of employment by us without cause or by the executive for good reason, in each case conditioned on the executive's timely and effective execution of a release of claims acceptable to the Company, and other customary terms and conditions.

Each of our NEOs (except Mr. Evans and Mr. Cowhey (whose employment agreement was terminated upon his resignation as our Executive Vice President and Chief Financial Officer effective January 31, 2022)) is entitled to severance consisting of 12 months of continued base salary, an amount equal to their target bonus payable within three months following the end of the fiscal year of termination, and continued health and welfare plan benefits at the same cost to such NEO as if the NEO were an active employee of the Company during the severance period. Under the employment agreements with each of our NEOs (except for Mr. Evans and Mr. Cowhey (whose employment agreement was terminated upon his resignation as our Executive Vice President and Chief Financial Officer effective January 31, 2022)), if a qualifying termination occurs within the 90 days prior to or 12 months following a change in control, the executive is entitled to be paid the severance benefits described above in a single lump-sum payment no later than 30 days following termination.

Mr. Evans is entitled to severance consisting of 12 months of continued base salary, an amount equal to his target bonus payable when such bonuses are paid to employees, and 12 months of COBRA coverage following the date of such termination at no cost to Mr. Evans during the severance period.

In addition, if Ms. Baldock’s or Messrs. Owens’, Bane’s or Doherty’s employment is terminated without cause or for good reason such NEO is entitled to accelerated vesting of time-based restricted stock awards and of earned PSUs to the vesting event next following the date on which the employment period is terminated. Furthermore, with respect to PSU awards granted after December 31, 2021, held by such as of the date on which the employment is terminated without cause or for good reason that have not been converted to earned PSUs, such NEO’s rights under the award will be fully vested based on the number of shares that would be earned under the award based on performance measured through the end of the employment period.

Mr. Cowhey resigned as our Executive Vice President and Chief Financial Officer and his employment agreement was terminated effective January 31, 2022, but Mr. Cowhey agreed to remain with the Company through the end of February 2022. In recognition of his service to the Company, the Board agreed to the vesting of certain of Mr. Cowhey’s outstanding, unvested PSUs and restricted stock awards through March 2022. Any remaining unvested awards as of March 31, 2022 were forfeited.

Other Equity-Related Severance and Change of Control Benefits

Restricted Stock Awards

In accordance with our NEOs' restricted stock award agreements, unvested restricted stock is forfeited upon a termination of employment, except that the vesting of any unvested restricted stock will become immediately accelerated in full (1) on a termination of employment by the NEO due to death or disability, or (2) on a termination of employment by the Company without "cause" or resignation by the executive for "good reason" (each as defined in the applicable award agreement) within 90 days prior to or 18 months following a change in control. If, in connection with a change in control, unvested shares of restricted stock are not assumed or continued, or a new award substituted for the unvested shares of restricted stock, such unvested shares will automatically vest in full.

Performance Stock Units

In accordance with our NEOs' PSU award agreements, upon a termination of employment for any reason, (1) any PSUs that are not yet earned are immediately forfeited, and (2) any PSUs that are earned but unvested are immediately forfeited, except that the vesting of any unvested earned PSUs will become immediately accelerated in full (a) on a termination of employment by the NEO due to death or disability, or (b) on a termination of employment by the Company without "cause" or resignation by the executive for "good reason" (each as defined in the applicable award agreement) within 90 days prior to or 18 months following a change in control.

If a change in control occurs during the performance period, the Compensation Committee will determine the extent to which the performance criteria has been satisfied and the number of PSUs that have been earned based on such performance criteria as of the change in control (which is prorated based on the number of days that have elapsed during the performance period). Thereafter, earned PSUs, if any, continue to vest solely based on time in accordance with the terms of the award agreement. If, in connection with a change in control, earned PSUs are not assumed or continued, or a new award substituted for the earned PSUs, the earned PSUs will automatically vest in full.

Stock Option Awards

In accordance with our NEOs' stock option award agreements, if any of our continuing NEOs employment is terminated without cause or for good reason by such NEO within 90 days prior to or 18 months following a change in control, then the stock option awards, to the extent outstanding and which have not previously vested in accordance with Time Condition shall automatically be deemed to have vested immediately prior to such NEO’s cessation of employment with the Company; provided, however, that the performance vesting requirements of such stock option awards shall remain in full force and effect. For purposes of satisfying the "Time Condition" portion of the stock option awards vesting, one-third (1/3) vested in three equal installments on each of December 31, 2020, December 31, 2021, and December 31, 2022, generally contingent upon continued employment through each applicable vesting date.

Other Terms and Conditions

Pursuant to their respective employment agreements, our NEOs are bound by certain restrictive covenants, including covenants relating to confidentiality and assignment of intellectual property rights, as well as covenants not to compete with us or to solicit our employees or other service providers during employment and for a specified period following termination of employment. Each of our NEOs is bound by a non-competition covenant for one year following termination of employment, and by a non-solicitation covenant for two years following termination of employment.

The following table summarizes the payments that would have been made to our continuing NEOs upon the occurrence of a termination of employment or a change in control, assuming that each NEO's termination of employment with the Company or a change in control occurred on December 31, 2022. Amounts shown do not include (i) accrued but unpaid salary, and (ii) other benefits earned or accrued by the continuing NEO during his or her employment that are available to all salaried employees and that do not discriminate in scope, terms or operations in favor of executive officers.

Name	Benefit	Death/Disability	Termination Without Cause / Resignation for Good Reason	Termination Without Cause / Resignation for Good Reason In Connection with a Change in Control
J. Eric Evans	Cash Severance (2)	$—	$2,100,000	$2,100,000
	Equity Payout / Acceleration	4,613,616 (4)	—	4,613,616 (6)
	Health Benefits (3)	—	18,318	18,318
David T. Doherty	Cash Severance (2)	—	901,250	901,250
	Equity Payout / Acceleration	1,046,394 (4)	694,104 (5)	1,046,394 (6)
	Health Benefits (3)	—	10,753	10,753
Thomas F. Cowhey (1)	Cash Severance (2)	N/A	N/A	N/A
	Equity Payout / Acceleration	N/A	N/A	N/A
	Health Benefits (3)	N/A	N/A	N/A
Jennifer B. Baldock	Cash Severance (2)	—	960,000	960,000
	Equity Payout / Acceleration	1,321,957 (4)	1,060,184 (5)	1,321,957 (6)
	Health Benefits (3)	—	18,318	18,318
Harrison R. Bane	Cash Severance (2)	—	800,000	800,000
	Equity Payout / Acceleration	1,069,044 (4)	356,329 (5)	1,069,044 (6)
	Health Benefits (3)	—	18,318	18,318
Bradley R. Owens	Cash Severance (2)	—	800,000	800,000
	Equity Payout / Acceleration	1,414,313 (4)	908,515 (5)	1,414,313 (6)
	Health Benefits (3)	—	18,496	18,496
_________

(1)Mr. Cowhey resigned as our Executive Vice President and Chief Financial Officer effective January 31, 2022.
(2)Represents an amount equal to (a) 12 months of base salary continuation, and (b) the executive's target bonus for the year of termination. Under each of the continuing NEO's employment agreements, if a qualifying termination occurs within 12 months following a change in control, the executive is entitled to be paid the severance benefits described above in a single lump-sum payment no later than 30 days following termination.
(3)Represents the dollar value of 12 months Company-paid continued health and welfare benefits.
(4)Represents the value of the unvested portion of the NEO's time-based restricted stock awards and the value of the unvested portion of the NEO's earned PSUs, in each case, as of December 31, 2022. The value of the awards is calculated by multiplying the number of shares of Company stock subject to acceleration by $27.86, the closing price of our common stock on December 31, 2022.
(5)Represents an amount equal to the value of the NEO's restricted stock awards and earned PSUs that are subject to time-vesting conditions, in each case, as if vesting occurred on December 31, 2022 (but not with respect to awards with time-vesting conditions that would be satisfied after December 31, 2023). The value of the restricted stock awards and PSUs is calculated by multiplying the number of shares of Company stock subject to acceleration by $27.86, which is the closing price of our common stock on December 31, 2022.
(6)Represents an amount equal to the value of the unvested portion of all of the NEO's time-based restricted stock awards and earned PSUs. The value of the restricted stock awards and PSUs is calculated by multiplying the number of shares of Company stock subject to acceleration by $27.86, which is the closing price of our common stock on December 30, 2022.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of total annual compensation for Mr. Evans, our Chief Executive Officer, to the median of the annual total compensation of all our employees (other than the Chief Executive Officer) (the "CEO Pay Ratio"). For 2022:
•Total annual compensation for Mr. Evans: $6,092,825
•Median annual total compensation of all employees (other than Chief Executive Officer): $55,803
•Ratio of the annual total compensation of the Chief Executive Officer to the median of the annual total compensation of all employees (other than the Chief Executive Officer): 109:1
In determining the median employee, we chose December 31, 2022 as the date to identify our median employee, and we identified our median employee using a consistently applied compensation measure which included total gross payroll wages received in 2022. Our total employee population as of December 31, 2022 was approximately 12,200. After we identified our median employee, we measured the annual total compensation under SEC rules using: base salary earned in 2022, annual cash bonus earned for the 2022 performance year, the grant date value of any equity awards he or she received in 2022, and the 401(k) match provided by the Company in 2022, in each case, to the extent applicable. Pay was annualized for permanent employees not employed for a full year in 2022. We calculated the median employee's total annual compensation using the same methodology we used to calculate Mr. Evans’ annual total compensation, as reflected in the "Total" column of the Summary Compensation Table.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

Pay Versus Performance
The following sets forth certain information regarding compensation actually paid to our NEOs compared to certain measures of our financial performance for the years ended 2022, 2021 and 2020:

							Value of Initial Fixed $100 Investment Based On:
Year	Summary Comp. Table Total for CEO (Evans)(1)	Comp. Actually Paid to CEO (Evans)(2)	Summary Comp. Table Total for CEO (DeVeydt)(1)	Comp. Actually Paid to CEO (DeVeydt)(2)	Average Summary Comp. Table Total for Non-CEO NEOs(3)	Average Comp. Actually Paid to Non-CEO NEOs(4)	TSR	Peer Group TSR(5)	Net Income (in millions)	Adjusted EBITDA (in millions)(6)
2022	$6,092,825	$(3,342,023)	N/A	N/A	$1,670,372	$(1,192,139)	$178.0	$147.8	$87.0	$380.2
2021	4,307,123	14,217,126	N/A	N/A	1,541,025	6,060,779	341.2	146.1	$70.7	$339.6
2020	3,541,863	16,996,689	559,528	13,280,517	1,284,162	6,249,898	185.3	111.9	$1.3	$256.6
_________
(1)Reflects compensation amounts reported in the Summary Compensation Table for our CEO for the respective years shown. Until his appointment as Executive Chairman on January 13, 2020, Mr. DeVeydt served as Chief Executive Officer of the Company. Mr. Evans, who previously served as Executive Vice President and Chief Operating Officer, was appointed to replace Mr. DeVeydt as the Chief Executive Officer of the Company effective January 13, 2020.
(2)“Compensation Actually Paid to CEO” in each of 2022, 2021 and 2020 reflects the respective Summary Compensation Table total adjusted as set forth in the table below, as determined in accordance with SEC rules.

Year	2020		2021	2022
CEO	Evans	DeVeydt	Evans	Evans
Summary Compensation Table Total	$3,541,863	$559,528	$4,307,123	$6,092,825
Less: Equity Award Amounts Reported in Summary Compensation Table	(2,250,000)	(125,000)	(2,500,000)	(4,645,000)
Add: Fair Value of Current Year Equity Awards Outstanding/Unvested at Year End	8,512,317	—	3,175,972	2,062,532
Add: Fair Value of Equity Awards to be Issued in Lieu of Cash Incentive Payments Earned in the Current Year	375,000	125,000	—	645,000
Change in Value of Prior Years’ Awards Outstanding/Unvested at Year End	4,977,917	10,794,029	8,437,390	(3,285,321)
Change in Value of Prior Years’ Awards That Vested in the Year	1,839,592	1,926,960	4,620,973	(4,212,059)
Less: Fair Value of Prior Years' Awards Forfeited in the Year	—	—	—	—
Less: Fair Value of Prior Years' Awards Failing to Meet Vesting Conditions	—	—	(3,824,332)	—
Compensation Actually Paid	$16,996,689	$13,280,517	$14,217,126	$(3,342,023)
Fair value or change in fair value, as applicable, of equity awards was determined as follows: (1) for restricted stock awards and earned PSU awards, the closing price on applicable year-end date or, in the case of vesting, the closing price as of each vest date, (2) for unearned PSU awards, closing price on applicable year-end date multiplied by the probability of achievement as of each such date, and (3) for option and SSAR awards, a Black-Scholes value as of the applicable year-end or vesting date(s), determined based on the same methodology as used to determine grant date fair value for the applicable grant.
(3)Reflects average compensation amounts reported in the Summary Compensation Table for our non-CEO NEOs for the respective years shown. The following non-CEO NEOs are included in the average figures shown:
2022: David T. Doherty, Thomas F. Cowhey, Jennifer B. Baldock, Harrison R. Bane, Bradley R. Owens
2021: Thomas F. Cowhey, Jennifer B. Baldock, Anthony W. Taparo, Bradley R. Owens
2020: Thomas F. Cowhey, Jennifer B. Baldock, George M. Goodwin, Anthony W. Taparo

(4)“Average Compensation Actually Paid to non-CEO NEOs” in each of 2022, 2021 and 2020 reflects the respective average Summary Compensation Table total adjusted as set forth in the table below, as determined in accordance with SEC rules.

Year	2020	2021	2022

Summary Compensation Table Total	$1,284,162	$1,541,025	$1,670,372
Less: Equity Award Amounts Reported in Summary Compensation Table	(654,625)	(661,875)	(1,020,000)
Add: Fair Value of Current Year Equity Awards Outstanding/Unvested at Year End	2,326,667	840,847	768,546
Add: Fair Value of Equity Awards to be Issued in Lieu of Cash Incentive Payments Earned in the Current Year	142,125	—	—
Change in Value of Prior Years’ Awards Outstanding/Unvested at Year End	2,251,193	3,008,559	(502,425)
Change in Value of Prior Years’ Awards That Vested in the Year	900,376	1,714,650	(401,924)
Less: Fair Value of Prior Years' Awards Forfeited in the Year	—	—	(1,706,708)
Less: Fair Value of Prior Years' Awards Failing to Meet Vesting Conditions	—	(382,427)	—
Compensation Actually Paid	$6,249,898	$6,060,779	$(1,192,139)
Fair value or change in fair value, as applicable, of equity awards was determined as follows: (1) for restricted stock awards and earned PSU awards, the closing price on applicable year-end date or, in the case of vesting, the closing price as of each vest date, (2) for unearned PSU awards, closing price on applicable year-end date multiplied by the probability of achievement as of each such date, and (3) for option and SSAR awards, a Black-Scholes value as of the applicable year-end or vesting date(s), determined based on the same methodology as used to determine grant date fair value for the applicable grant.
(5)Reflects the cumulative total shareholder return for the Dow Jones U.S. Health Care Providers Index.
(6)For compensation purposes, "Adjusted EBITDA" is calculated as income before income taxes, adjusted for net income attributable to noncontrolling interests; depreciation and amortization; interest expense, net; equity-based compensation expense; transaction and integration related costs; loss (gain) on disposals, net; litigation settlements and other litigation costs; loss on debt extinguishment; undesignated derivative income; hurricane-related impacts; impairment charges and gain on escrow release. We use Adjusted EBITDA as a measure of financial performance. Adjusted EBITDA is a key measure used by our management to assess operating performance, make business decisions and allocate resources. Adjusted EBITDA is the core long-term metric we use for purposes of evaluating performance for our compensation program, as further described in the section above entitled "Compensation Discussion and Analysis - Elements of Named Executive Officer Compensation."
Relationship between Pay and Performance

As described in more detail in the sections entitled "Compensation Discussion and Analysis" and "Executive Compensation," the Company’s executive compensation program reflects a variable pay-for-performance philosophy, with a significant emphasis on long-term performance and stockholder value creation. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with "Compensation Actually Paid" for a particular year. We believe the "Compensation Actually Paid" in each of the years reported above and over the three-year cumulative period are reflective of the Compensation Committee’s emphasis on "pay-for-performance" as the "Compensation Actually Paid" fluctuated year-over-year, primarily due to the result of our stock performance and our varying levels of achievement against pre-established performance goals.

Performance Measures

The following financial performance measure reflects the Company's most important performance measure for the most recently completed fiscal year used by the Company to link compensation actually paid to our NEOs, to the Company’s performance:

•Adjusted EBITDA

DIRECTOR COMPENSATION
The following table sets forth information concerning the compensation earned by our directors for the year ended December 31, 2022. Except for Mr. DeVeydt who received payments in 2022 under his agreement as Executive Chairman, each director who is associated with Bain Capital did not receive compensation for his service as a director in 2022. Mr. Evans did not receive compensation in his capacity as a director of the Company. The compensation Mr. Evans receives in his capacity as an NEO during the year ended December 31, 2021 is reflected in "Executive Compensation - Summary Compensation Table" on page 30.

Name	Fees Earned or Paid in Cash	Stock Awards(3)	Total
Wayne S. DeVeydt (1)	$250,000	$645,000	$895,000
Brent Turner	125,000	160,000	285,000
Teresa DeLuca, M.D.	120,000	160,000	280,000
John A. Deane	100,000	160,000	260,000
Clifford G. Adlerz	100,000	160,000	260,000
T. Devin O'Reilly (2)	—	—	—
Andrew T. Kaplan (2)	—	—	—
Patricia A. Maryland, Dr.PH	100,000	160,000	260,000
Blair E. Hendrix (2)	—	—	—
_______
(1)Mr. DeVeydt was compensated for serving as our Executive Chairman pursuant to the terms of that certain Employment Agreement, dated January 4, 2018, as amended, with Surgery Partners, Inc. and Surgery Partners, LLC. Mr. DeVeydt became an Operating Partner with Bain Capital, and his Employment Agreement with Surgery Partners terminated effective December 31, 2022. Fees earned or paid in cash consists of $250,000 in base salary. Additionally, in connection with our public equity offering on November 21, 2022, Mr. DeVeydt agreed to receive $500,000 of any 2022 annual cash bonus, if awarded, in shares of our common stock, valued at the public offering price paid by purchasers in the offering ($24.50 per share). As a result, upon the Board’s determination that Mr. DeVeydt had earned a bonus award, the award was settled on March 24, 2023 with the issuance of 20,408 shares of common stock ($500,000 divided by $24.50) with a grant date fair value of approximately $645,000.
(2)Messrs. O'Reilly, Kaplan and Hendrix are associated with Bain Capital and did not receive compensation for their service on the Board.
(3)Amounts reflect the aggregate grant date fair value of restricted stock awards granted on May 20, 2022, determined in accordance with FASB ASC Topic 718. The assumptions used in the valuation of share awards are set forth in Note 10 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2022. As of December 31, 2022, each of Dr. DeLuca, Dr. Maryland and Messrs. Adlerz, Dean and Turner held unvested restricted stock awards of 4,030 shares. Also, Mr. Turner held 4,015 shares of common stock underlying stock options exercisable as of December 31, 2022.

With respect to 2022, each member of our Board of Directors who was not an employee and who was not associated with Bain Capital, other than Mr. DeVeydt who remained eligible under his existing agreement with the Company, was eligible to receive an annual cash retainer payment of $100,000 and an annual award of restricted stock having an aggregate grant date fair value equal to $160,000. The restricted stock awards vest in full on the first anniversary of the grant date.

In addition, the chair of the Audit Committee is entitled to an additional cash retainer payment of $25,000, the chair of the Compensation Committee is entitled to an additional cash retainer payment of $20,000, the chair of the Compliance and Ethics Committee is entitled to an additional cash retainer payment of $20,000. Additionally, the chair of the Nominating and Corporate Governance Committee is entitled to an additional cash retainer payment of $20,000; however, the Board did not have a Nominating and Corporate Governance Committee during 2022.

PROPOSAL NO. 3: ADVISORY VOTE ON FREQUENCY OF FUTURE EXECUTIVE COMPENSATION VOTES

In accordance with Section 14A of the Exchange Act, the Board of Directors is required to seek a non-binding advisory stockholder vote regarding the frequency of submission to stockholders of a so-called “Say-on-Pay” advisory vote as described in Proposal 2 above. Stockholders must be given the opportunity to vote on the compensation of our named executive officers either annually, every two years or every three years. Although this vote is advisory and non-binding, the Board of Directors and the Compensation Committee will review voting results and give serious consideration to the outcome of such voting.

The Board recommends that future “Say-on-Pay” votes be conducted every year to provide stockholders with an opportunity to regularly evaluate our executive compensation program. An annual vote will provide us with regular stockholder feedback on our executive compensation program, and allow us to respond to prior voting results through the implementation of any appropriate changes to our program.

The Board asks you to consider the following resolution:

“RESOLVED, that the option for once every one, two or three years that receives the highest number of votes properly cast for this resolution will be determined to be the preferred frequency recommended by the stockholders of the Company with which the Company is to hold a non-binding, advisory stockholder vote to approve the compensation of the Company’s named executive officers, including the Summary Compensation Table and subsequent tables.”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU CAST YOUR VOTE FOR A “SAY-ON-PAY” RESOLUTION EVERY ONE YEAR.

PROPOSAL NO. 4: RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee selected Deloitte & Touche LLP ("Deloitte") as the Company's principal independent registered public accounting firm for the year ending December 31, 2023, and such selection was approved by the Board, and the Company seeks ratification of the appointment by the stockholders.

The Audit Committee annually reviews the independent registered public accounting firm's independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm's performance.

Although ratification of the selection of Deloitte is not required by our bylaws or otherwise, the Board is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if the committee determines that such a change would be in the best interests of the Company and our stockholders.

A representative of Deloitte is expected to attend the Annual Meeting and will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR"
THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF DELOITTE AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte served as Surgery Partners' independent registered public accounting firm for the fiscal years ended December 31, 2022 and December 31, 2021.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the Company's independent registered public accounting firm, subject to the de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of an audit. Each member of the Audit Committee has been delegated the authority to pre-approve any audit services, provided that such approvals must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all services performed by Deloitte during 2022.
Audit and Other Fees for Past Two Fiscal Years
During the years ended December 31, 2022 and 2021, the Company incurred the following fees for services performed by Deloitte:

	2022	2021
Audit Fees(1)	$2,975,000	$2,770,000
Audit-Related Fees(2)	125,000	—
Tax Fees(3)	68,500	77,094
All Other Fees(4)	1,895	1,895
Total	$3,170,395	$2,848,989
_______
(1)Audit Fees include fees for the last two years for professional services rendered by Deloitte in connection with (i) the audits of the Company's annual consolidated financial statements, (ii) the audits of the Company's internal control over financial reporting, (iii) the review of the Company's quarterly condensed consolidated financial statements, and (iv) services that are provided by Deloitte related to regulatory filings and private placement debt offerings, including billings for out-of-pocket expenses incurred.
(2)Audit-related fees during 2022 relate to audits performed for grant funds received. There were no audit-related services performed during 2021.
(3)Tax related services performed during 2022 and 2021.
(4)All Other Fees encompasses any services provided other than the services reported as Audit Fees, Audit-Related Fees or Tax Fees, which in 2022 and 2021 were related to accounting research services.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board is currently composed of the three directors named below, each of whom is an independent director (as independence is defined in the Nasdaq rules and Rule 10A-3 under the Exchange Act). Each member of the Audit Committee who served at any time during the fiscal year ended December 31, 2022 is financially literate (as that qualification has been interpreted by the Board in its business judgment), and at least one member of the Audit Committee qualifies as an "audit committee financial expert" as such term is defined by the SEC. The Audit Committee operates under a written charter.

The Audit Committee hereby submits the following report:

•The Audit Committee has reviewed and discussed with management the Company's audited consolidated financial statements as of, and for, the year ended December 31, 2022.

•The Audit Committee has discussed with the Company's independent registered public accounting firm, Deloitte, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the "PCAOB") and the SEC.

•The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte's communications with the Audit Committee concerning independence, and has discussed with Deloitte such firm's independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.

                                Submitted by the Audit Committee:

                                Brent Turner, Chairman
                                Teresa DeLuca, M.D.
                                John A. Deane

EQUITY COMPENSATION PLANS
The following table provides information as of December 31, 2022 about equity securities that may be issued under the Company's existing equity compensation plans and arrangements:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (1)
Equity Compensation Plans Approved by Security Holders	2,198,360	$12.71	5,072,239
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	2,198,360	$12.71	5,072,239

_______
(1)Includes shares available for future issuance under the Omnibus Incentive Plan.

RELATED PERSON TRANSACTIONS
The following is a description of transactions, since January 1, 2022, in which (a) we are a participant, (b) the amount involved exceeds $120,000 and (c) one or more of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a "related person," has a direct or indirect material interest. We refer to these as "related person transactions."

Registration Rights Agreement

On August 31, 2017, the Company entered into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) with certain securityholders of the Company and certain other parties thereto, including Bain Capital. Pursuant to the Registration Rights Agreement, among other things, and subject to certain limitations, the Company agreed to use commercially reasonable efforts to effect the registration under the Securities Act of 1933, as amended, of the registrable shares held by the parties to the Registration Rights Agreement. The Company also agreed to provide, with certain exceptions, certain piggyback registration rights with respect to such registrable shares, as described in the Registration Rights Agreement. Additionally, in connection with the private issuance and sale of our common stock to certain affiliates of Bain Capital on December 22, 2022 (the “Private Placement”), the Registration Rights Agreement was amended to extend the registration rights granted thereunder to the shares purchased in the Private Placement.

Indemnification Agreements

We enter into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permissible under Delaware law against liabilities that may arise by reason of their service to us or at our direction, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Related Person Transactions Policy

We have adopted a formal written policy with respect to the review, approval and ratification of related person transactions. Under the policy, our Audit Committee is responsible for reviewing and approving related person transactions. In the course of its review and approval of related person transactions, our Audit Committee considers the relevant facts and circumstances to decide whether to approve such transactions, including, but not limited to:

•the impact on a director's independence in the event the related person is a director or an immediate family member of the director;

•the benefits to us of the proposed transaction;

•if applicable, the availability of other sources of comparable products or services;

•the terms of the transaction; and

•the terms available to an unrelated third party or to employees generally.

The Audit Committee may also consider such factors as: the related person's relationship to us and interest in the transaction, and the material facts of the proposed transaction, including the proposed aggregate value of the transaction. The Audit Committee may approve only those transactions that are in, or are not inconsistent with, our best interests and those of our stockholders, as the Audit Committee determines in good faith.
GENERAL MATTERS
Code of Conduct and Corporate Governance Guidelines

We have adopted a Code of Conduct which is applicable to all our directors, officers and employees (the "Code of Conduct"). To the extent required pursuant to applicable SEC regulations, we intend to post amendments to, or waivers from, our Code of Conduct on our website.

Copies of our Code of Conduct and Corporate Governance Guidelines are available, free of charge, on the "Investors - Highlights" page of our website at www.surgerypartners.com, or by sending a written request to our Chief Administrative and Development Officer at Surgery Partners, Inc., 340 Seven Springs Way, Suite 600, Brentwood, Tennessee 37027.

Availability of Certain Documents

Householding is a program adopted by the SEC that permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports, proxy statements and the notices of internet availability of proxy materials sent to multiple stockholders of record who have the same address by delivering a single annual report, proxy statement or notice of internet availability of proxy materials to that address. Householding is designed to reduce a company's printing costs and postage fees. Brokers with account holders who are stockholders of the Company may be householding the Company's proxy materials. If your household participates in the householding program, you will receive one Notice of Internet Availability. If you are a beneficial holder, you can request information about householding from your broker, bank or other nominee. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, annual report or notice of internet availability of proxy materials, please notify your broker if your shares are held in a brokerage account or us if you are a stockholder of record. We will undertake to deliver promptly, upon written or oral request, a separate copy to a stockholder at a shared address. You may notify us either by calling us at (615) 234-5900 or by writing to us at Surgery Partners, Inc., 340 Seven Springs Way, Suite 600, Brentwood, Tennessee 37027, Attn: Chief Administrative and Development Officer, and providing your name, your shared address, and the address to which we should direct the additional copy of the annual report or proxy materials. Multiple stockholders sharing an address who have received one copy of a mailing and would prefer us to mail each stockholder a separate copy of future mailings should contact us at our principal executive office.

Additionally, if current stockholders with a shared address received multiple copies of a mailing and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made through our principal executive offices. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

Stockholder Proposals and Nominations

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials. To be considered for inclusion in next year's Proxy Statement, stockholder proposals must be received by our Secretary at our principal executive offices no later than the close of business on December 22, 2023, which is 120 days prior to the date that is one year from April 20, 2023 (the date this year's Proxy Statement was first made available to stockholders).

Requirements for Stockholder Proposals or Director Nominations to be Brought Before an Annual Meeting. Our bylaws provide that, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Company's Secretary at 340 Seven Springs Way, Suite 600, Brentwood, Tennessee 37027. The Board does not have a written policy regarding stockholder nominations, but has determined that it is the practice of the Board to consider candidates proposed by stockholders if made in accordance with our bylaws. To be timely for the 2024 annual meeting, although not included in the Proxy Statement, the stockholder's notice must be delivered to or mailed and received by us not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the anniversary date of the prior year's annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice not later than the close of business on the tenth day following the day on which we first provide notice or public disclosure of the date of the meeting. Assuming the date of our 2024 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the 2024 annual meeting must notify us no earlier than February 2, 2024 and no later than March 3, 2024.

Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the 2024 annual meeting.

In addition to satisfying the foregoing advance notice requirements under our bylaws, to comply with the universal proxy rules for the 2024 annual meeting, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended, no later than April 2, 2024.

Contacting the Board of Directors

Stockholders wishing to communicate with the Board may do so by writing to the Board or to the non-employee members of the Board as a group, at:

Surgery Partners, Inc.
340 Seven Springs Way, Suite 600
Brentwood, TN 37027
Attention: Chief Administrative and Development Officer

The communication must prominently display the legend "BOARD COMMUNICATION" in order to indicate to the Chief Administrative and Development Officer that it is a communication for the Board. Upon receiving such a communication, the Chief Administrative and Development Officer will forward the communication to the relevant individual or group to which it is addressed as appropriate depending on the facts and circumstances outlined in the communication received. Certain items that are unrelated to the Board's duties and responsibilities may be excluded, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. The Chief Administrative and Development Officer will not forward any communication determined in his or her good faith belief to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable.

Other Matters

As of the date of this Proxy Statement, the Board of Directors does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Directions to Annual Meeting

We invite all stockholders to attend the annual meeting to be held at 511 Union Street, Suite 2700, Nashville, Tennessee 37219, on Thursday, June 1, 2023, at 8:00 a.m. Central Daylight Time (CDT) and any adjournments of the annual meeting. If you choose to vote your shares in person at the annual meeting, please bring proof of your ownership of the Company's common stock as of the Record Date, such as the legal proxy, voting instruction card provided by your broker, bank or nominee, or a proxy card as well as proof of identification. To obtain directions to attend the annual meeting and vote in person, please contact Investor Relations at 340 Seven Springs Way, Suite 600, Brentwood, Tennessee 37027, (615) 234-5900 or email ir@surgerypartners.com.

Electronic Access to Proxy Statement and Annual Report to Stockholders

We have elected to provide this Proxy Statement, the proxy card and our Annual Report to Stockholders over the internet through a “notice and access” model. The Notice of Internet Availability provides instructions on how you may access these proxy materials on the internet at www.investorvote.com/SGRY or request a printed copy at no charge. In addition, the Notice of Internet Availability provides instructions on how you may request to receive, at no charge, all future proxy materials in printed form by mail or electronically by email. Your election to receive proxy materials by mail or email will remain in effect until you revoke it. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to stockholders and will reduce the impact of our annual meetings on the environment.

SURGERY PARTNERS VOTE

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 a.m., Central Daylight Time, on June 1, 2023.

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Go to **www.investorvote.com/SGRY** or scan the QR code – login details are located in the shaded bar below.

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Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommends a vote FOR all of the nominees, FOR Proposals 2 and 4 and, ONE YEAR for Proposal 3.

1. Election of Class II Directors:

Nominee	For	Withhold
01 - Patricia A. Maryland, Dr.PH	☐	☐
02 - T. Devin O'Reilly	☐	☐
03 - Brent Turner	☐	☐

B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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2023 Annual Meeting Admission Ticket

2023 Annual Meeting of Surgery Partners, Inc. Stockholders

Thursday, June 1, 2023, 8:00 a.m. Central Daylight Time (CDT)
511 Union Street, Suite 2700
Nashville, Tennessee 37219

Upon arrival, please present this admission ticket and photo identification at the registration desk.

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Surgery Partners, Inc.

Notice of 2023 Annual Meeting of Stockholders
511 Union Street, Suite 2700, Nashville, Tennessee 37219

Proxy Solicited by Board of Directors for Annual Meeting — June 1, 2023

J. Eric Evans and Jennifer B. Baldock, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Surgery Partners, Inc. to be held on June 1, 2023 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR each Board nominee listed on the reverse side, FOR Proposals 2 and 4, and ONE YEAR for Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted on appear on reverse side)

C Non-Voting Items

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Comments – Please print your comments below.

Meeting Attendance
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